Exhibit 2.1

EXECUTION VERSION

DATED	20 MARCH 2015

Jazz Pharmaceuticals PLC
- and -
Essex Bidco Limited

AMENDED AND RESTATED AGREEMENT FOR THE ACQUISITION OF THE TOPAZ PORTFOLIO BUSINESS OF JAZZ PHARMACEUTICALS PLC

T0825/00114 Ref: C1/TWB/JSR
Hogan Lovells International LLP Atlantic House, Holborn Viaduct, London EC1A 2FG

CONTENTS
CLAUSE    PAGE

1.	INTERPRETATION 1

2.	SALE AND PURCHASE OF THE BUSINESS AND ASSETS 15

3.	PURCHASE PRICE 16

4.	VAT AND OTHER TAX ISSUES 20

5.	COMPLETION 24

6.	BUYER'S WARRANTIES 27

7.	SELLER'S WARRANTIES 27

8.	LIMITATIONS ON SELLER'S LIABILITY 28

9.	BUSINESS RESPONSIBILITY 28

10.	TRANSFER OF CONTRACTS 30

11.	WRONG POCKETS 31

12.	APPORTIONMENT OF OUTGOINGS AND INCOME 32

13.	COLLECTION OF ACCOUNTS RECEIVABLE FROM THE SALE OF INVENTORY TO CUSTOMERS 36

14.	EMPLOYEES 36

15.	RETIREMENT BENEFIT PLANS 41

16.	ACCESS TO INFORMATION AND EMPLOYEES AND USE OF NAMES 41

17.	DATA PROTECTION 43

18.	CONFIDENTIALITY 43

19.	ANNOUNCEMENTS 45

20.	COVENANTS 45

21.	ASSIGNMENT 46

22.	NOTICES AND CLAIMS FOR PAYMENT 47

23.	PAYMENTS 49

24.	FURTHER ASSURANCE 50

25.	COSTS 50

26.	GROSS UP 51

27.	INTEREST ON LATE PAYMENT 51

28.	VARIATION AND AMENDMENTS 51

29.	WAIVER 51

30.	COUNTERPARTS 52

31.	EFFECT OF COMPLETION 52

32.	ENTIRE AGREEMENT AND LOCAL AGREEMENTS 52

33.	INVALIDITY 52

34.	THIRD PARTY RIGHTS 53

35.	GOVERNING LAW AND ARBITRATION 54

SCHEDULES

1.	TOPAZ PORTFOLIO OF PRODUCTS 57

2.	PURCHASE PRICE ALLOCATION 58

3.	COMPLETION OBLIGATIONS 59

4.	SELLER'S WARRANTIES 60

5.	LIMITATIONS ON SELLER'S LIABILITY 69

6.	BUYER'S WARRANTIES 74

7.	COVENANTS 75

8.	RETIREMENT BENEFIT PLANS 77

9.	PERSONS COMPRISING SELLER'S KNOWLEDGE 78

10.	CONTRACTS 79

11.	RETAINED CONTRACTS 86

12.	FINANCIAL INFORMATION AND APPLICABLE ACCOUNTING POLICIES 88

13.	BUSINESS INFORMATION 90

14.	BUSINESS INTELLECTUAL PROPERTY 91

15.	MARKETING AUTHORISATIONS 103

16.	PRE-COMPLETION DILIGENCE 113

17.	WDA SCHEDULE 114

18.	FDA SCHEDULE 119

APPENDIX: CUSTODIAL121

THIS AMENDED AND RESTATED AGREEMENT is made on    20 MARCH 2015
BETWEEN:

(1)
Jazz Pharmaceuticals PLC, a company incorporated in Ireland (registered number 399192) whose registered office is at Fourth Floor, Connaught House, One Burlington Road, Dublin 4, Ireland (the "Seller"); and

(2)
Essex Bidco Limited, a company incorporated in England and Wales registered number 9329429), whose registered office is at Berkeley House, Berkeley Square, London, United Kingdom, W1J 6BR (the "Buyer").

WHEREAS:

(A)
The Seller and the Buyer entered in an agreement to sell and transfer, or procure the sale and transfer of, the Assets and the Business to the Buyer, and to purchase the Assets and the Business, on 30 December 2014.

(B)	The Seller and the Buyer now wish to amend and restate that agreement on and subject to the terms of this Agreement.
IT IS AGREED:

1.	INTERPRETATION

1.1	In this Agreement:
"2014 Bonus Accrual Amount" means the amount of Employee and Non-Automatic Transfer Employee bonuses accrued but not paid in relation to the period from 1 January 2014 to 31 December 2014, payable in the ordinary course and accrued in the ordinary course on a basis consistent with the Seller Group's historic practices in the twelve (12) month period prior to the Completion Date and applying the Equal Treatment Principle;
"2015 Bonus Accrual Amount" means the amount of Employee and Non-Automatic Transfer Employee bonuses accrued but not paid in relation to the period from 1 January 2015 to the Completion Date, being an accrual of no less than 100 per cent. of the maximum bonuses which such Employees and Non-Automatic Transfer Employees would be entitled to for 2015 on a pro rata and straight line basis;
"Accounts Receivable from the Sale of Inventory to Customers" means the aggregate of the accounts receivable from the sale of Inventory to Customers (including Customers who are Partners) in respect of the Business due and payable to the Seller and any Seller’s Group Company;
"Accounts Receivable from the Sale of Inventory to Customers Value" means the aggregate value of the Accounts Receivable from the Sale of Inventory to Customers at the Effective Time net of older or bad debt provision, determined on the basis that:

(a)	where such balances are denominated in non-USD currencies, these shall be retranslated into USD at the Conversion Rate;

(b)	a provision for the full amount shall be made against all receivables:

(i)	in respect of Customers who are Partners, which have exceeded credit terms by more than eighteen (18) calendar months at the Effective Time; and

(ii)	in respect of Customers who are Direct Customers, which have exceeded credit terms by more than nine (9) calendar months at the Effective Time; and

(c)
a specific provision shall be made against any receivable where the Customer has indicated to the Seller prior to the Effective Time that they are unable or unwilling to settle the invoiced sum either in full or in part;

"additional payment" has the meaning given in clause 26.4;
"Announcement" means the announcement in the agreed form relating to the subject matter of this Agreement;
"Applicable Medicinal Products and Medical Devices Laws" means, in respect of each of the products in the Topaz Portfolio of Products in each applicable Relevant Territory, all applicable national, European Union (EU), federal and local laws, directives, regulations, orders, statutes, ordinances, decrees, rules, guidelines and guidance applicable to medicinal products and medical devices in such Relevant Territory;
"Apportionment True-Up Date" has the meaning given in clause 12.4(a);
"Apportionment True-Up Period" has the meaning given in clause 12.4(a);
"Assets" means all the property, rights and assets of the Business (including the assets identified in clause 2.2) and agreed to be bought and sold under clause 2.1 but, for the avoidance of doubt, excludes the Retained Assets;
"Assumed Liabilities" means the following obligations and other liabilities (whether known, unknown, accrued, absolute, matured, unmatured, contingent or otherwise) as they may exist at or after the Effective Time:

(a)	the Assumed Obligations; and

(b)
except as otherwise provided in clauses 12 and 14, all obligations and other liabilities of the Seller or any Seller's Group Company relating to the ownership of an Asset or the operation of the Business by the Buyer or any relevant Buyer's Group Company after the Effective Time, including any obligations and other liabilities arising in connection with the research, development, testing, manufacture, handling, labelling, packaging, storage, open product purchase orders, supply, promotion, employee related costs, distribution, marketing, import, export and sale of the Topaz Portfolio of Products and the ATU Business and the processing of the Transferred Data after the Effective Time;

"Assumed Obligations" means the obligations of the Seller, or the relevant Seller's Group Company, under each Contract and, to the extent applicable, each Shared Contract to the extent that they are to be performed after the Effective Time;
"ATU Business" means that part of the business of the Seller and other members of the Seller's Group, as at the Effective Time, which consists of the distribution within France of certain medicinal products, drugs or medical devices under the Temporary Authorisation for Use (Autorisations Temporaires d'Utilisation) procedure (such medicinal products, drugs or medical devices being referred to herein as the "ATU Products");

"Bonus Accrual Amount" means the 2014 Bonus Accrual Amount and the 2015 Bonus Accrual Amount;
"Bonus Accrual Amount Statement" means a statement prepared by the Seller detailing the Bonus Accrual Amount and attesting to its accuracy to be delivered to the Buyer 15 Business Days prior to Completion;
"Bribery Legislation" means all and any applicable legislation or regulations prohibiting commercial or official bribery, domestically or transnationally, and any related laws regarding accounting, financial, and compliance policies and procedures, including: the United States Foreign Corrupt Practices Act of 1977; the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the United Nations Convention against Corruption and related implementing legislation and any anti-bribery or anti-corruption laws of any jurisdiction in which the Seller’s Group Companies operate, in each case only to the extent applicable to the relevant Seller’s Group Companies;
"Business" means that part of the business of the Seller, and other members of the Seller's Group, consisting of the exclusive rights to, and the business of commercialising, developing, marketing and distributing (as applicable), the Topaz Portfolio of Products in the Relevant Territories for such products and the ATU Business;
"Business Day" means a day (except a Saturday or Sunday) on which banks are generally open for business in London;
"Business Information" means business records and information listed in Schedule 13;
"Business Intellectual Property" means:

(a)	the trade marks and domain names listed in Schedule 14; and

(b)
such Intellectual Property as is comprised within or used in relation to the Topaz Portfolio of Products and the ATU Products, including the Business Marketing Materials, where such Intellectual Property is owned by a Seller's Group Company and used solely or primarily for the purposes of the Business;

"Business Marketing Materials" means:

(a)	all labelling, packaging or package inserts used by the Business in relation to the Topaz Portfolio of Products and the ATU Products; and

(b)
informational letters, sales training materials, trade show materials (including materials containing post-marketing clinical data, if any), advertising, marketing, sales and promotional materials used by the Business in relation to the Topaz Portfolio of Products and the ATU Products,

that are, in each case, in the physical possession of, or under the control of, a Seller's Group Company at the Effective Time and only to the extent that such materials are related to the Topaz Portfolio of Products or the ATU Products and the promotion or sale of the Topaz Portfolio of Products or the ATU Products;
"Business Warranties" means the Seller’s Warranties, other than the Fundamental Warranties;
"Business Warranty Claim" means a claim arising for breach of a Business Warranty;
"Buyer Apportionment Notice" has the meaning given in clause 12.4(a);

"Buyer Indemnified Party" means each Buyer's Group Company and each of their respective officers, directors and employees;
"Buyer Representative Member" has the meaning given in clause 4.2(a)(ii);
"Buyer-Sold Product" has the meaning given in clause 12.3(l)(ii);
"Buyer's Confidential Information" means information in any form relating to the Business or its customers or financial or other affairs (including future plans and business development), but does not include information which:

(a)
is publicly known at the Signing Date or which subsequently becomes publicly known (other than in either case as a result of a breach of the provisions of the Confidentiality Agreement or a Transaction Document by a Seller's Group Company). A compilation of otherwise public information in a form not publicly known is to be regarded as not publicly known;

(b)
the Seller can show was made known to it after Signing by a person unconnected with a Buyer's Group Company who was entitled to do so (and not in breach of an obligation of confidence) and who did not impose an obligation of confidence or restricted use; or

(c)	the Seller or any Seller's Group Company has retained or acquired rights in under a Transaction Document;
"Buyer's Group" means the Buyer and any person which is from time to time a subsidiary undertaking of the Buyer, a parent undertaking of the Buyer and any other subsidiary undertaking of such parent undertaking (excluding, in any event, portfolio companies of any fund that has a direct or indirect interest in the Buyer other than the Buyer and its subsidiaries) and "Buyer's Group Company" means any of them;
"Buyer's Notification" has the meaning given in clause 14.4(a);
"Buyer's Solicitors" means White & Case LLP of 5 Old Broad Street, London EC2N 1DW;
"Buyer's Warranty" means a statement set out in Schedule 6 and "Buyer's Warranties" means all those statements;
"Chargeback" means any chargeback or similar reimbursement made in respect of the VA Agreement with respect to Caphosol and to the extent relating to the US market only;
"Claim" means a claim arising under the Agreement, the Disclosure Letter, the Domain Name Assignment Agreement and the Trade Mark Assignment Agreement;
"Competent Authority" means a competent judicial, governmental, supervisory or regulatory body;
"Completion" has the meaning given in clause 5.7;
"Completion Conditions" means the conditions set out in clauses 5.3, 5.4 and 5.5;
"Completion Date" has the meaning given to it in clause 5.7;
"Confidentiality Agreement" means the Confidential Disclosure Agreement dated 31 March 2014 between Jazz Pharmaceuticals PLC and Essex Woodlands Health Ventures Limited in which, amongst other things, Essex Woodlands Health Ventures Limited has agreed to keep confidential certain information relating to the Business and the Seller's Group;

"Contracts" means all contracts, engagements and arrangements entered into by the Seller and any Seller’s Group Company in relation to the Business (but excluding any such contracts, engagements and arrangements where the only parties are Seller's Group Companies), including the contracts listed in Schedule 10 and the portion of the Shared Contracts listed in Part A of Schedule 11 that relate to the Business (but for the avoidance of doubt, excluding the portion of such Shared Contracts which extends to any business or matters beyond the Business);
"Conversion Rate" means the close spot mid-trade composite (London) rate for a transaction between the two currencies in question as quoted on Bloomberg on the date immediately preceding the Effective Time (or, if no rate is quoted on that date, on the immediately preceding date on which such rates are quoted);
"copy recipient" has the meaning given in clause 22.2;
"Customer" means any third party wholesaler, pharmacy benefit manager, managed care organisation, government buyer, group purchasing organisation or other third party that contracts with the Seller's Group with respect to the Business or purchases products comprised within the Business from the Seller's Group as at the Completion Date;
"Customer Rebates" means the incremental rebates granted to Baylor Health Care System and MD Anderson Cancer Centre for purchase of Caphosol in the US as defined in the Letters of Commitment effective 1 August 2010;
"Data Room Information" means all information contained in all documents, papers and correspondence (including attachments and enclosures) held in the electronic data room called "Topaz VDR" on the Merrill Datasite website made available by the Seller to the Buyer prior to the Offer Date and a copy of which is contained on the CD-Rom delivered to the Buyer with the Disclosure Letter, which CD-Rom also includes an index of such content in agreed form between the Seller and the Buyer;
"Direct Customers" means any Customer who contracts with the Seller’s Group with respect to the Business or purchases products comprised within the Business from the Seller’s Group as an end user;
"Disclosure Letter" means the letter described as such, from the Seller to the Buyer dated the Offer Date;
"Disputed Item" has the meaning given in clause 3.4(b);
"Dispute Notice" has the meaning given in clause 3.4(b);
"Domain Name Assignment Agreement" means the agreed form deed of assignment of domain names between Jazz Pharmaceuticals, Inc., EUSA Pharma (Europe) Limited and the Buyer;
"Downstream Seller's Group" has the meaning given in clause 20.1 and "Downstream Seller's Group Company" means any member of that group;
"Dr Köhler" means Dr. F. Köhler Chemie GmbH and any affiliated entity;
"Due Amount" has the meaning given in clause 27;
"Effective Time" means 8.00 am on the Completion Date;
"Employees" means those persons who are employed by the Seller or a Seller's Group Company in the United Kingdom, France, Germany, Belgium, Netherlands, Portugal and

Poland who are (or are anticipated to be) wholly or mainly assigned to the Business at the Effective Time, and whose employment is to be transferred to the Buyer and are named in the document with index number A attached to the Disclosure Letter as updated from time to time in accordance with clause 14.10 (such document, the "Employees List");
"Employment Law" means all and any laws, including legislation (whether of the United Kingdom, any part thereof, or elsewhere), contractual obligations, common law rights, directives and treaties emanating from the European Community or any other relevant jurisdiction, relating to or in any way connected with: (1) the employment, dismissal or termination of employees (whether individually or collectively) including their health and safety at work and (2) the engagement, use, dismissal or termination of other workers, or the terms on which they are employed or engaged and including, for the avoidance of doubt, any such legislation relating to health and safety;
"Employment Liabilities" means all Losses arising under or connected with Employment Law;
"Employees List" has the meaning given to it in the definition of Employees;
"Encumbrance" means a charge, debenture, mortgage, pledge, hypothecation, lien, security interest, title retention, assignment, restriction, right of first refusal, option, right of pre-emption or any other encumbrance, third party right, claim of any kind, or interest of any kind, (whether granted for the purpose of security or not), or any agreement to create any of the above;
"Equal Treatment Principle" means the principle that the Employees and the Non-Automatic Transfer Employees should be treated equally with the Seller' Group's employees in relation to determining the amount of bonus payable to such persons;
"Equipment" means all computers, laptops, tablets, mobile phones and other telecommunications equipment owned by the Seller, or a member of the Seller's Group, at the Effective Time to the extent that they are used by the Employees and used exclusively in connection with the Business (and, for the avoidance of doubt, excluding any other computer servers or similar equipment);
"Estimated Completion Statement" has the meaning given in clause 3.4(a)(ii)(1);
"Estimated Inventory Value" means the Seller's estimate of the Inventory Value at the Effective Time;
"Estimated Accounts Receivable from the Sale of Inventory to Customers Value" means the Seller's estimate of the Accounts Receivable from the Sale of Inventory to Customers at the Effective Time;
"EUSA Pharma France" means EUSA Pharma SAS, a company incorporated in France with registered number 424 347 011, whose head office is at 3 Allée des Séquoias, 69760 Limonest, France;
"EU VAT Directive" has the meaning given in clause 4.2(a);
"Financial Information" means the financial information set out in Schedule 12;
"First Tribunal" has the meaning given in clause 35.3(b);
"French Assets" means such part of the Assets as are owned by EUSA Pharma France;
"French Consultation Process" has the meaning given in the Offer Letter;

"French Employee Retirement Fund Liability" means the provisions booked in the accounts of EUSA Pharma France for retirement indemnities ("Indémnité de Départ à la Retraite") in respect of Employees and Non-Automatic Transfer Employees, such provisions having been calculated in accordance with law and reasonable accounting and actuarial policies and principles (as applicable);
"French Purchase Price" means such part of the Purchase Price as is allocated to the French Assets in accordance with clause 3.2 and as set out in Schedule 2;
"Fundamental Warranties" means those warranties set out in paragraph 1 of Part A of Schedule 4 excluding the warranty set out in paragraph 1.6 of that Part;
"Goodwill" means the goodwill of the Business;
"Indemnity Claim" means a claim against the Seller under clause 9.2 or in respect of paragraph 3(b) of the Appendix or in respect of Schedule 18;
"Indemnity Payment Claim" has the meaning given in clause 22.8;
"Intellectual Property" means all intellectual property rights in any part of the world including:

(a)
patents, utility models, rights in inventions, registered and unregistered trade and service marks, rights in business and trade names and get-up, rights in domain names, registered designs, unregistered rights in designs, copyrights and neighbouring rights, rights in performances, database rights, rights in know-how and, in each case, rights of a similar or corresponding character in each case for their full term including any extensions and renewals; and

(b)	all applications and rights to apply for the protection of any of the rights referred to in paragraph (a) above;
"Inventory" means all raw materials, intermediates and finished goods for sale in the normal course of the Business, as counted immediately before the Effective Time;
"Inventory Value" means the aggregated value of the Inventory at the Effective Time, determined on the following basis:

(a)	the value of such inventory shall be calculated by taking the lower of cost or market value;

(b)	cost shall be expressed as the original invoice cost of the inventory and any directly attributable cost incurred in transporting the inventory to its warehouse location;

(c)
no value shall be attributed to any inventory where the age is within twelve (12) months of expiry (as shown on the package) in respect of Caphosol finished goods and within six (6) months of expiry (as shown on the package) in respect of finished goods for other products comprised within the Business; and

(d)	where inventory value is denominated in non-USD currencies, this shall be retranslated into USD at the Conversion Rate;
"Key Contracts" means the contracts listed in Part A of Schedule 10;
"Leased Equipment" means the leased equipment set out in the document with index number 2.2.2 in the Data Room Information;
"Licensed-in IP" has the meaning given in paragraph 6.4 of Schedule 4;

"Local Transfer Document" means any transfer agreement between a Buyer's Group Company and a Seller's Group Company to be entered into at Completion in respect of parts of the Business located in a particular jurisdiction, with such modifications and additional related documents as mutually agreed by the parties or as required by applicable law to effect the transfer and assignment of the relevant parts of the Business in that jurisdiction (including the transfer and employment of any Employees) on and subject to the terms of this Agreement;
"Long Stop Date" means 31 March 2015 or such other date as the Seller and the Buyer agree in writing;
"Loss" or "Losses" means any and all losses (including loss in revenue or reduction in value of the Business or of any of the Assets), liabilities, actions and claims including charges, costs, damages, demands, fines, penalties, interest and all legal and other professional fees and expenses including, in each case, all related Taxes;
"Marketing Authorisations" means the marketing authorisations listed in Schedule 15;
"Material Adverse Effect" means any event, circumstance, development, fact, change in or effect on the Business, that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the results of operations, business, assets or the condition (financial or otherwise) of the Business, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be deemed to constitute a "Material Adverse Effect", or taken into account in determining, whether there has been a "Material Adverse Effect": (a) events, circumstances, developments, facts, changes or effects that generally affect the industries or segments thereof in which the Business operates; (b) general business, economic or political conditions or changes therein; (c) events, circumstances, developments, facts, changes or effects affecting the speciality pharma market in any Relevant Territory or in any other country or region in the world; (d) events, circumstances, developments, facts, changes or effects arising out of, or attributable to, the identity of the Buyer; (e) events, circumstances, developments, facts, changes or effects arising out of, or attributable to, strikes, slowdowns, lockouts or work stoppages (pending or threatened); (f) events, circumstances, developments, facts, changes or effects arising out of, or attributable to, acts of armed hostility, sabotage, terrorism or war (whether or not declared), including any escalation or worsening thereof; (g) events, circumstances, developments, facts, changes or effects arising out of, or attributable to, earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides or other natural disasters, weather-related conditions, explosions or fires, or any force majeure events; (h) events, circumstances, developments, facts, changes or effects arising out of, or attributable to, changes (or proposed changes) or modifications in US GAAP, other applicable accounting standards or applicable Law or the interpretation or enforcement thereof; or (i) events, circumstances, developments, facts, changes or effects arising out of, or attributable to, the failure by the Business to meet any internal or other forecasts, plans, projections or budgets for any period (but not the underlying cause of such failure); provided, however, that in the case of clauses (a), (b), (c), or (h), the Business, taken as a whole, is not materially disproportionately affected thereby as compared with other participants in the industries, markets or geographic areas in which the Business operates;
"Neutral Accountant" means Ernst and Young (or, if such firm shall decline or is unable to act, another internationally recognised accounting firm with expertise in accounting and actuarial matters reasonably acceptable to the parties);
"Nominated Buyer Company" has the meaning given in clause 2.4;

"Non-Automatic Transfer Employees" means those employees of the Seller's Group who are not Employees but whose employment is to be voluntarily transferred to the Buyer and are named in the document with index number B in the Disclosure Letter as updated from time to time in accordance with clause 14.10 (such document, the "Non-Automatic Transfer Employee List");
"Non-Transferring Employee" means any employee of the Seller's Group not being an Employee or a Non-Automatic Transfer Employee;
"Notified Body" means a private organization which has been appointed by the Competent Authorities of an EU member state to conduct conformity assessment procedures and verify the conformity of the manufacturer with the Essential Requirements set forth in Annex I of the Council Directive 93/42/EEC of 14 June 1993 concerning medical devices;
"Offer Date" means the date on which the Buyer made an irrevocable offer to purchase the Assets and Business (on and subject to the terms of this Agreement) to the Seller;
"Offer Letter" means the letter setting out the Buyer's irrevocable offer to purchase the Assets and Business (on and subject to the terms of this Agreement);
"original payment" has the meaning given in clause 26.4;
"Partners" means any Customer who contracts with the Seller’s Group with respect to the Business or purchases products comprised within the Business from the Seller’s Group other than as an end user, for onwards sale to an end user, including, by way of example, a wholesaler, intermediary or other distributor;
"Pre-Effective Time Period" has the meaning given in clause 12.2(a)(i);
"Proceeding" means any lawsuit, litigation, investigation, mediation or arbitration (in each case, whether civil, criminal or administrative) pending by or before any Competent Authority or arbitrator;
"Process Document" has the meaning given in clause 35.5;
"Prompt Payment Discount" means the discount provided to Customers for the purchase of Caphosol within the US only, where the Customer pays their outstanding liability for product within thirty-one (31) days of receipt of that product;
"Proposed Final Completion Statement" has the meaning given in clause 3.4(b)(i);
"Purchase Price" means the purchase price for the Business and Assets to be paid on Completion in accordance with clause 3.3 and adjusted in accordance with clauses 3.4 to 3.6 inclusive;
"Related Agreement" has the meaning given in clause 35.3(a);
"Relevant Seller’s Group Company" means a Seller’s Group Company for which the Seller is required to procure transfers of any of the Business or the Assets held by such Relevant Seller’s Group Company pursuant to the terms of this Agreement;
"Relevant Period" has the meaning given in clause 12.3(m);
"Relevant Territory" has the following meaning for each of the Topaz Portfolio of Products:

(a)	Collatamp – the world other than the United States of America and its possessions and territories;

(b)	Caphosol – the world;

(c)	Xenazine – France (including French overseas departments), Belgium, Luxembourg, Morocco, Algeria and Lebanon;

(d)	Custodiol – France and Portugal; and

(e)
Fomepizole – EU (except France), Switzerland, Iceland, Norway, the former Yugoslav Republic of Macedonia, Serbia, Bosnia and Herzegovina, Montenegro, Kosovo, Turkey, Korea, Taiwan, China, Hong Kong, Singapore, Malaysia, India, Pakistan, Thailand, Philippines, Indonesia and Japan;

"Relief" means:

(a)	any relief, allowance, credit, deduction, exemption or set off in respect of any Tax or relevant to the computation of any income, profits or gains; or

(b)	any right to repayment of or savings of Tax,
and any reference to the use or set off of a Relief shall be construed accordingly;
"Restricted Business" has the meaning given in clause 20.1(a);
"Retained Assets" means the property, rights and assets to be excluded from the sale and purchase under this Agreement and as set out in clause 2.3;
"Retained Contracts" means the contracts listed in Part B of Schedule 11, and that portion of the Shared Contracts listed in Part A of Schedule 11 which extends to any business or matters beyond the Business (and for the avoidance of doubt, excluding any business or matters which relates to the Business);
"Retained Information" means all Tax, accounting, financial and other records of the Seller, or a member of the Seller's Group, which relate to the Business other than the Business Information;
"Retained Liabilities" means the following obligations and other liabilities (whether known, unknown, accrued, absolute, matured, unmatured, contingent or otherwise) as they may exist in the period up to and including the Effective Time:

(a)	the Retained Obligations; and

(b)
except as otherwise provided in clauses 12 and 14, all obligations and other liabilities of the Seller or any Seller's Group Company relating to the ownership of an Asset or the operation of the Business by the Seller or any relevant Seller’s Group Company in the period up to and including the Effective Time, including any obligations and other liabilities arising in connection with the research, development, testing, manufacture, handling, labelling, packaging, storage, supply, promotion, distribution, marketing, import, export and sale of the Topaz Portfolio of Products and the ATU Business and the processing of the Transferred Data in the period up to and including the Effective Time;

"Retained Obligations" means all obligations of the Seller's Group (except for the Assumed Liabilities), whether derived from contract, law or otherwise, that relate to the Business or an Asset or the Employees and that are wholly or partially outstanding on, or accrued in, or arise as a result of actions or omissions which occurred in the period up to and including, the Effective Time or arising by virtue of the sale of the Business or an Asset, including any liabilities in respect of social security contributions, national insurance contributions, PAYE or the operation of the PAYE system, VAT or any other Tax in respect of the Business or an Asset or the Employees relating to the period ending at the Effective Time, but excluding, for the avoidance of doubt, in respect of Employees, any Employment Liabilities arising solely as a result of the Employees' accrual of service and any other Employment Liabilities that transfer to the Buyer and the Buyer's Group by operation of law;
"Reverse Services Agreement" means the reverse services agreement to be entered into between EUSA Pharma SAS and Essex Opco (France) SAS on the Completion Date;
"Seller Apportionment Notice" has the meaning given in clause 12.4(a);
"Seller Indemnified Party" means each Seller's Group Company and each of their respective officers, directors and employees;
"Seller Representative Member" has the meaning given in clause 4.2(a)(i);
"Seller-Sold Product" has the meaning given in clause 12.3(l)(i);
"Seller's Confidential Information" means information in any form relating to the Seller's Group's business, customers or financial or other affairs (including future plans and business development), but does not include information which:

(a)
is publicly known at Completion or which subsequently becomes publicly known (other than in either case as a result of a breach of the provisions of the Confidentiality Agreement or a Transaction Document by a Buyer's Group Company). A compilation of otherwise public information in a form not publicly known is to be regarded as not publicly known;

(b)
the Buyer can show was made known to it after Signing by a person unconnected with the Seller's Group who was entitled to do so (and not in breach of an obligation of confidence) and who did not impose an obligation of confidence or restricted use; or

(c)	the Buyer has retained or acquired rights in under a Transaction Document;
"Seller's Group" means the Seller and any person which is from time to time a subsidiary undertaking of the Seller, a parent undertaking of the Seller and any other subsidiary of such parent undertaking, and "Seller's Group Company" means any of them;
"Seller's Notification" has the meaning given in clause 14.5(a);
"Seller's Schemes" means the EUSA Pharma Ltd. Defined Contribution Group Personal Pension Plan and the EUSA Pharma BV Defined Contribution Group Personal Pension Plan;
"Seller's Solicitors" means Hogan Lovells International LLP of Atlantic House, Holborn Viaduct, London, EC1A 2FG;
"Seller's Warranty" means a statement set out in Schedule 4 and "Seller's Warranties" means all those statements;
"Shared Contracts" means those contracts listed in Part A of Schedule 11;
"Signing" means the signing of this Agreement by or on behalf of the Seller and the Buyer;
"Signing Date" means the date on which this Agreement is fully executed by both the Seller and the Buyer;
"Split Lot" has the meaning given in clause 12.3(l);

"Straddle Period" has the meaning given in clause 12.2(a)(ii);
"Target Date" means 17 February 2015;
"Target Transferred Asset Value" means US$10,300,000;
"Tax" means all forms of tax, levy, impost, contribution, duty, liability and charge in the nature of taxation and all related withholdings or deductions of any nature (including, for the avoidance of doubt, National Insurance contribution liabilities in the United Kingdom and corresponding obligations elsewhere) whether of the United Kingdom or elsewhere and all related fines, penalties, charges, costs and interest;
"Tax Authority" means a taxing or other governmental (local or central), state or municipal authority (whether within or outside the United Kingdom) competent to impose a liability for or to collect Tax;
"Tax Claim" means a claim by the Buyer under clause 7.1 in respect of a Tax Warranty;
"Tax Warranty" means a statement set out in Part B of Schedule 4;
"Third Party" is defined in clause 34.2;
"TOGC" or "transfer of a going concern" has the meaning given in clause 4.2(a);
"Topaz Portfolio of Products" means the drugs and medical devices listed in Schedule 1;
"Trade Mark Assignment Agreement" means the agreed form deed of assignment of trade marks between EUSA Pharma (Europe) Limited, Jazz Pharmaceuticals, Inc. and the Buyer;
"Transaction" means a transaction that:

(a)	relates to or is entered into in connection with the sale by the Seller and the purchase by the Buyer of the Business and the Assets; and

(b)	is contemplated in a Transaction Document;
"Transaction Document" means:

(a)	this Agreement;

(b)	the Disclosure Letter;

(c)	the Transitional Services Agreement;

(d)	the Reverse Services Agreement;

(e)	the Domain Name Assignment Agreement;

(f)	the Trade Mark Assignment Agreement; and

(g)	each document that the Seller or the Buyer is to enter into after the Signing Date under the terms of an agreement or document referred to in paragraphs (a) to (f);
"Transfer Regulations" means the Transfer of Undertakings (Protection of Employment) Regulations 2006 and any other law implementing in any jurisdiction the European Council Directive 2001/23/EC on the approximation of the laws of EU Member States relating to the safeguarding of employees' rights in the event of transfers of undertakings, businesses or parts of undertakings or businesses as amended or replaced from time to time, or any law of the same or similar effect in any jurisdiction;
"Transfer Taxes" has the meaning given in clause 4.8;
"Transferred Data" means all personal data (as defined in the Data Protection Act 1998) comprised within the Business Information or otherwise provided to or transferred to the Buyer in connection with this Agreement;
"Transferred Names" means the names and logos comprised within the trade marks that are listed in Schedule 14;
"Transitional Services Agreement" means the agreed form transitional services agreement between the Seller and the Buyer;
"UPCs" means all Universal Product Codes, International Article Numbers (EAN) or other similar product codes connected with the Business;
"US Assets" means such part of the Assets as are owned by Jazz Pharmaceuticals, Inc.;
"US GAAP" means generally accepted accounting principles in the US;
"VA" means the US Department of Veterans Affairs;
"VA Agreement" means the chargeback agreement between the VA and the Seller in respect of Caphosol 900ml, which agreement was effective as of 19 September 2013;
"VAT" means value added tax or equivalent tax in any other jurisdiction;
"VAT Payment" has the meaning given in clause 12.2(b)(ii);
"Xenazine Agreement" means the Distribution Agreement between Cambridge Laboratories Limited (as subsequently assigned to Cambridge Laboratories (Ireland) Limited on 15 March 2006, then Biovail Laboratories International (Barbados) SRL ("Biovail"), and then as to supply and delivery of product assigned to PharmaSwiss S.A., an affiliate of Biovail, on 1 January 2012, and, as to all other rights, to Valeant Pharmaceuticals Ireland on 3 July 2012 (together "Valeant")) and EUSA Pharma France (previously OPi SA) dated 4 March 2004, as amended;
"Xenazine Assignment and Extension Agreement" means the letter from the Seller and EUSA Pharma France to Valeant in the form agreed between the Seller and the Buyer on the Offer Date, together with such reasonable amendments as may be requested by Valeant and agreed by the Seller and the Buyer (both acting reasonably), to be entered into between the Seller, EUSA Pharma France and Valeant; and
"Xenazine Rebate" means rebates payable to Unions de Recouvrement des Cotisations de Sécurité Sociale et d'Allocations Familiales for the sale of the product Xenazine to certain customers within the French market only.

1.2	In this Agreement:

(a)	a reference to a clause, paragraph or schedule is, unless stated otherwise, a reference to a clause or paragraph of, or schedule to, this Agreement;

(b)
a reference in a schedule to a paragraph is, unless otherwise stated, a reference to a paragraph in that schedule or, where that schedule is split into parts, a reference to a paragraph in that part of that schedule;

(c)
a reference to any statute or statutory provision is a reference to that statute or statutory provision as re-enacted, re-numbered, amended or extended before the Offer Date and includes reference to any subordinate legislation (as re-enacted, amended or extended) made under it before the Offer Date;

(d)
a reference to a "person" includes any individual, company, corporation, firm, partnership, joint venture, association, state, state agency, institution or trust (whether or not having a separate legal personality);

(e)
a reference to a document being in the "agreed form" is a reference to a document in the form and terms approved and, for the purposes of identification only, initialled, by or on behalf of each party on or before the Offer Date with any alterations that are agreed in writing by or on behalf of each party at any time before Completion;

(f)	a reference to one gender is a reference to all or any genders;

(g)	a reference to a particular time of day is, unless stated otherwise, a reference to that time in London, England;

(h)
a reference to a person's "Group" is, unless otherwise stated, a reference to that person, its subsidiary undertakings, its parent undertakings and any other subsidiary undertakings of its parent undertakings;

(i)	a reference to "including" or "includes" does not limit the scope of the meaning of the words preceding it;

(j)	the expressions "subsidiary undertaking" and "parent undertaking" have the meanings given to them by the Companies Act 2006;

(k)	the expression "connected" with reference to a person or group of persons has the meaning given to it in sections 1122 and 1123 of the Corporation Tax Act 2010; and

(l)	the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms

1.3
In this Agreement, a reference in relation to any Intellectual Property, to "use" includes any act which would constitute an infringement if done without the permission of the owner of the Intellectual Property.

1.4	The Schedules form part of this Agreement and a reference to "this Agreement" includes its Schedules.

1.5	The headings in this Agreement do not affect its interpretation.

2.	SALE AND PURCHASE OF THE BUSINESS AND ASSETS

2.1	Agreement to sell and buy
In accordance with this Agreement:

(a)	the Seller agrees to sell, or procure that the relevant Seller's Group Company sells; and

(b)	the Buyer agrees to buy (or procure that the relevant Buyer’s Group Company buys) (and assume (or procure that the relevant Buyer’s Group Company assumes) in the case of the Assumed Liabilities), with effect from the Effective Time:

(c)
the Business, including the Assets free from all Encumbrances other than, in the case of the Inventory only, any title transfer or retention of title provision relating to the purchase of that Inventory that is usual in the normal course of the Business; and

(d)	the Assumed Liabilities,
but not:

(e)	the Retained Assets; or

(f)	the Retained Liabilities.

2.2	The Assets
The Assets are:

(a)	subject to clause 10, the benefit of the Contracts and the benefit of the Shared Contracts in so far as that benefit applies to the Business;

(b)	the Goodwill;

(c)	the Marketing Authorisations;

(d)	the Business Intellectual Property;

(e)	the Business Marketing Materials;

(f)	the Equipment;

(g)	the Transferred Names and UPCs;

(h)	the Business Information; and

(i)	the Inventory and Accounts Receivable from the Sale of Inventory to Customers.

2.3	The Retained Assets
The Retained Assets are:

(a)	(excluding the benefit of the Shared Contracts in so far as that benefit applies to the Business) the Retained Contracts;

(b)	the Retained Information; and

(c)	the Seller Group's cash and each amount credited to an account with a financial institution for the benefit of the Seller Group.

2.4	Nomination of Buyer's Group Companies
The Buyer shall be entitled, having given no less than 5 Business Days' notice in writing to the Seller, to nominate one or more Buyer’s Group Company (each, a "Nominated Buyer Company") to acquire all or any portion of the Business and/or Assets and/or assume any portion of the Assumed Liabilities. From the date of such notice, the Buyer irrevocably and unconditionally guarantees to the Seller the full, prompt and complete performance by each Nominated Buyer Company of any of its obligations under this Agreement in relation to such portion of the Business and/or Assets and/or assumption of such portion of the Assumed Liabilities.

3.	PURCHASE PRICE

3.1	Amount
The Purchase Price is US$34,000,000 (exclusive of VAT), subject to adjustment in accordance with:

(a)	clause 3.4 (a), at Completion;

(b)	clause 3.4(b), following Completion;

(c)	clause 3.5, at Completion; and

(d)	clause 3.6, following Completion.
For the avoidance of doubt, the Purchase Price includes the consideration payable pursuant to any Local Transfer Document.

3.2	Allocation of Purchase Price
The Purchase Price will be allocated as set out in Schedule 2 and the Buyer and the Seller will adopt that allocation for all Tax purposes.

3.3	Payment method
The Buyer must pay the Purchase Price in cash on Completion in accordance with the provisions of paragraph 2.1 of Schedule 3.

3.4	Purchase Price adjustment

(a)	Purchase Price at Completion

(i)	Calculation of Purchase Price
The Purchase Price payable at Completion shall be adjusted prior to Completion as follows:

(1)
If the aggregate of (i) the Estimated Inventory Value and (ii) the Estimated Accounts Receivable from the Sale of Inventory to Customers Value is lower than the Target Transferred Asset Value, the Purchase Price shall be reduced by the difference between such aggregate and the Target Transferred Asset Value.

(2)
If the aggregate of (i) the Estimated Inventory Value and (ii) the Estimated Accounts Receivable from the Sale of Inventory to Customers Value is higher than the Target Transferred Asset Value, the Purchase Price shall be increased by the difference between such aggregate and the Target Transferred Asset Value.

(ii)	Procedure

(1)
No less than fifteen (15) days before the Completion Date, the Seller shall furnish the Buyer with a statement that shows the Estimated Inventory Value and the Estimated Accounts Receivable from the Sale of Inventory to Customers Value based on the calculations and balance sheet positions for the month end immediately preceding the Completion Date or, in the event that the Completion Date falls on or before the fifteenth (15) day of the month, the prior month end (the "Estimated Completion Statement").

(2)
The parties shall co-operate in facilitating the computation and review of the Estimated Completion Statement and the Seller shall procure such access for the Buyer and its representatives to the Seller's and each Seller's Group Company's books, records and employees as the Buyer may reasonably request for such task. The Buyer may, within ten (10) Business Days of receipt of the Estimated Completion Statement, request any reasonable amendments to the Estimated Completion Statement and the Seller shall use its reasonable endeavours to agree such changes. Subject to any such changes which the Seller may agree, the Seller's determination of the Estimated Completion Statement shall be final and binding on the parties.

(b)	Post-Completion adjustment

(i)
After the Completion Date the Seller shall commence preparation of a statement that shows the Inventory Value, the Accounts Receivable from the Sale of Inventory to Customers Value and the French Employee Retirement Fund Liability (the "Proposed Final Completion Statement").

(ii)
The parties shall cooperate with each other in facilitating the computation and review of the Proposed Final Completion Statement and, after the Completion Date, each party shall furnish such access for the other party and its representatives to each Seller's Group Company's or Buyer's Group Company's (as the case may be) books, records and employees as that party may reasonably request for such task.

(iii)
Within forty (40) days after the Completion Date, the Seller shall furnish the Proposed Final Completion Statement to the Buyer with a notice explaining in reasonable detail the computation of the Inventory Value, the Accounts Receivable from the Sale of Inventory to Customers Value and the French Employee Retirement Fund Liability including but not limited to details of all accounting or actuarial policies used to calculate the French Employee Retirement Fund Liability (if any required by law, regulation or reasonable accounting and actuarial policies and principles). The computations set forth in the Proposed Final Completion Statement shall become final and binding upon the parties unless the Buyer gives written notice (the "Dispute Notice") to the Seller within forty-five (45) days following receipt of the Proposed Final

Completion Statement. Any Dispute Notice must set forth in reasonable detail (i) any item (a "Disputed Item") on the Proposed Final Completion Statement which the Buyer believes has not been prepared in accordance with this Agreement and the disputed amount of such items and (ii) the Buyer's alternative calculation of each such item. Any item or amount to which no dispute is raised in a Dispute Notice will be final, conclusive and binding on the parties.

(c)	Resolution of disputes
The Disputed Items shall be resolved as follows:

(i)
The Seller and the Buyer shall attempt to promptly resolve in good faith any Disputed Items. Any written resolution by the Seller and the Buyer as to such Disputed Items shall be final and binding on the parties.

(ii)
If the Seller and the Buyer do not reach a resolution of all Disputed Items within thirty (30) Business Days after delivery of the relevant Dispute Notice, then the Seller and the Buyer shall promptly enter into a customary engagement agreement with the Neutral Accountant and submit such unresolved Disputed Items to the Neutral Accountant for final resolution.

(iii)
The Neutral Accountant shall act as an expert, not as an arbitrator, in resolving such Disputed Items. The proceeding before the Neutral Accountant shall be an expert determination under applicable laws governing expert determination and appraisal proceedings. All communications between the Seller and the Buyer or any of their respective representatives, on the one hand, and the Neutral Accountant, on the other hand, shall be in writing with copies simultaneously delivered to the non-communicating party.

(iv)
The Neutral Accountant shall be instructed promptly, in accordance with the rules set forth in the Neutral Accountant’s engagement letter and its customary practices, to review only those unresolved Disputed Items specifically set forth and objected to in the Dispute Notice and resolve the dispute with respect to each such specific Disputed Item. A single partner of the Neutral Accountant selected by such Neutral Accountant in accordance with its normal procedures and having expertise with respect to settlement of such disputes and the industry in which the Business operates shall act for the Neutral Accountant in the determination proceeding, and the Neutral Accountant shall render a written decision as to each Disputed Item, including a statement in reasonable detail of the basis for its decision. In no event shall the decision of the Neutral Accountant provide for a calculation of any element of the Purchase Price that is less than the lower calculation thereof shown in the Proposed Final Completion Statement or in the Dispute Notice or greater than the higher calculation thereof shown in the Proposed Final Completion Statement or in the Dispute Notice.

(v)
The Neutral Accountant shall be instructed to resolve the unresolved Disputed Items in accordance with the definitions of Inventory Value or (as appropriate) the Accounts Receivable from the Sale of Inventory to Customers Value and shall be instructed not to investigate any other matters. The Seller and the Buyer shall request that the Neutral Accountant make a final determination (which determination shall set forth the reasons for such determination) of the Inventory Value and the Accounts Receivable from the Sale of Inventory to Customers Value, within thirty (30) days from the date the unresolved Disputed Items were submitted to the Neutral Accountant, and such final determination shall be deemed the Final Completion Statement. During the thirty (30) day review by the Neutral Accountant, the Seller and the Buyer shall each make available to the Neutral Accountant such individuals and such information, books and records as may be reasonably required by the Neutral Accountant to make its final determination.

(vi)
The final determination by the Neutral Accountant of the Disputed Items submitted to it for resolution shall be conclusive and binding upon the parties, except in the case of fraud or manifest error. The parties agree that the procedure set forth in this clause 3.4(c) for resolving disputes with respect to the Proposed Final Completion Statement shall be the sole and exclusive method for resolving any such disputes. The fees and expenses of the Neutral Accountant shall be shared equally between the Seller on the one hand and the Buyer on the other hand, unless the Neutral Accountant determines otherwise due to the conduct of one party or the other.

(vii)
The Proposed Final Completion Statement, including any modifications resulting from the resolution of any Disputed Items set forth in any Dispute Notice, shall be deemed to be the Final Completion Statement and be binding on the parties for the purposes of this clause 3.4 upon (i) the failure of the Seller to submit a timely Dispute Notice pursuant to clause 3.4(b), (ii) the resolution of all Disputed Items by the Seller and the Buyer pursuant to clause 3.4(c)(i), or (iii) the resolution of any otherwise unresolved Disputed Items pursuant to clause 3.4(c)(v) by the Neutral Accountant.

(d)	Settlement
Within five (5) Business Days after the Final Completion Statement becomes or is deemed final and binding on the parties, an adjustment to the Purchase Price and a payment by wire transfer in respect thereof described below shall be made as follows:

(i)
If the aggregate of the Accounts Receivable from the Sale of Inventory to Customers Value and the Inventory Value components of the Purchase Price, as calculated based on the Final Completion Statement, exceeds the aggregate of the Estimated Accounts Receivable from the Sale of Inventory to Customers Value and the Estimated Inventory Value, the Buyer shall pay to the Seller an amount equal to such excess.

(ii)
If the aggregate of the Accounts Receivable from the Sale of Inventory to Customers Value and the Inventory Value components of the Purchase Price, as calculated based on the Final Completion Statement, is less than the aggregate of the Estimated Accounts Receivable from the Sale of Inventory to Customers Value and the Estimated Inventory Value, the Seller shall pay to the Buyer an amount equal to such deficiency.

(iii)	The Seller shall make a payment to the Buyer in an amount equal to the French Employee Retirement Fund Liability.

3.5	2014 Bonus Accrual Amount
If the bonuses to which the 2014 Bonus Accrual Amount relate are payable prior to Completion, they shall be paid by the Seller. If such bonuses are payable on or following Completion or have not been paid by the Seller prior to Completion, the Purchase Price shall be reduced by an amount equal to the 2014 Bonus Accrual Amount, subject to the Buyer undertaking to pay all bonuses to which the 2014 Bonus Accrual Amount relates to the relevant persons promptly and in full. If requested by the Seller following payment the Buyer will provide reasonable evidence of such payment to the Seller within one month following request for such evidence.

3.6	Amounts paid by Seller, Relevant Seller's Group Company, Buyer or Nominated Buyer Company deemed an adjustment to the Purchase Price

(a)
A payment made by the Seller, or a Relevant Seller's Group Company, to the Buyer or a Nominated Buyer Company (as applicable) under an indemnity contained in this Agreement, in respect of a Claim, or under clause 14, or by the Buyer, or a Nominated Buyer Company, to the Seller or a Relevant Seller's Group Company (as applicable) under this Agreement, will be treated as having reduced or increased the Purchase Price (as appropriate) by the amount of the payment but will not reduce the Purchase Price to below zero. This clause does not limit the amount that the Buyer may claim under this Agreement.

(b)
Any adjustment under clause 3.6(a) will be allocated as nearly as possible to the class of Asset to which it relates, and if in respect of more than one class of Asset, in the proportion to which the original allocation of the Purchase Price was made.

4.	VAT AND OTHER TAX ISSUES

4.1	Payments exclusive of VAT
All payments made under this Agreement will (except where otherwise specifically stated) be exclusive of VAT, and any VAT chargeable in respect of the matters giving rise to such payments (other than any VAT chargeable under the reverse charge mechanism, for which the recipient is liable to account) will be added to the amount of such payments and paid in addition to them.

4.2	Transfer of a going concern
If:

(a)	the VAT legislation of the respective countries in which the Assets are treated as supplied for VAT purposes (or would be so treated if the relevant transaction were not a TOGC (as defined below)):

(i)
by the Seller or any Relevant Seller's Group Company or, if applicable, any representative member of any VAT group of which the Seller or any Relevant Seller's Group Company is a member (a "Seller Representative Member"); and

(ii)
to the Buyer or any Nominated Buyer Company or, if applicable, any representative member of any VAT group of which the Buyer or any Nominated Buyer Company is a member (a "Buyer Representative Member"), provides that such transactions as are referred to in articles 19 and 29 of Council Directive 2006/112/EC (the "EU VAT Directive") should be treated as neither a supply of goods nor a supply of services (a "transfer of a going concern" or "TOGC"); and

(b)	the conditions for a TOGC are met in respect of any transfer of the Business and Assets (or any part of them) by the Seller or any Relevant Seller's Group Company

(or, if applicable, any Seller Representative Member) to the Buyer or any Nominated Buyer Company (or, if applicable, any Buyer Representative Member), the Seller and the Buyer intend and will use all reasonable endeavours (or, in respect of the Seller only, will procure that any Relevant Seller's Group Company (or, if applicable, any Seller Representative Member) uses all reasonable endeavours and, in respect of the Buyer only, will procure that any relevant Nominated Buyer Company (or, if applicable, any Buyer Representative Member) uses all reasonable endeavours) to ensure that such transfer of the Business and Assets (or any part of them) is treated as a TOGC for the purposes of article 19 and/or article 29 of the EU VAT Directive and/or the corresponding provisions of the VAT legislation of the respective countries, and will be treated as neither a supply of goods nor a supply of services for the purposes of VAT. For these purposes, the Buyer agrees to provide the Seller with information in relation to any changes to the proposed acquisition structure on a timely basis, so as to enable the Seller to determine (in its absolute discretion) whether or not the conditions for a TOGC are met in respect of the transfer of the Business and Assets in any relevant jurisdiction prior to the date of such transfer.

4.3	Seller warranties
The Seller represents and warrants (for itself and on behalf of any Relevant Seller's Group Company) that:

(a)	it is (and the Relevant Seller’s Group Companies or, if applicable, any Seller Representative Members are) duly registered for VAT purposes in any relevant jurisdiction; and

(b)
to the extent that the transfer of the Business and Assets in any relevant jurisdiction is intended by the parties to be treated as a TOGC for VAT purposes as referred to in clause 4.2, the Business (together with the Assets) is operated as a going concern in such jurisdiction.

4.4	Buyer's warranties
To the extent that the transfer of the Business and Assets in any relevant jurisdiction is intended by the parties to be treated as a TOGC for VAT purposes as referred to in clause 4.2, the Buyer warrants and undertakes (for itself and on behalf of any Buyer Nominated Company) to the Seller (for itself and on behalf of any Relevant Seller's Group Company) that:

(a)
from and including the Effective Time, it or the relevant Nominated Buyer Company (or, if applicable, the relevant Buyer Representative Member) is duly registered for the purposes of VAT in any relevant jurisdiction or will as a result of the transfer of the Business and Assets from the Seller or the Relevant Seller’s Group Company to the Buyer (or the relevant Nominated Buyer Company) be immediately required to be so registered (if such registration or requirement to be so registered is a requirement of TOGC treatment under the VAT law in the relevant jurisdiction);

(b)	it or the Relevant Nominated Buyer Company is not buying the Business and Assets as nominee or agent for another party;

(c)
following Completion, it intends to use (or to procure that any relevant Nominated Buyer Company uses) the Business and the Assets to carry on the same kind of business as that carried on by the Seller and the Relevant Seller's Group Companies prior to Completion; and

(d)	there will be no significant break in the normal trading pattern of the Business immediately after Completion.

4.5	VAT records
The Seller will (or will procure that the relevant Seller's Group Company or, if applicable, the relevant Seller Representative Member will) allow the Buyer and its agents access to and to take copies of VAT records on reasonable notice during normal business hours so far as such access or copies are necessary for the purposes of complying with the duties of the Buyer or any relevant Nominated Buyer Company under applicable VAT legislation.

4.6	Action if VAT is payable
Notwithstanding clause 4.2, if any Tax Authority determines that VAT is chargeable in respect of all or part of any transaction contemplated by this Agreement (other than any transaction which the parties have not treated as a TOGC) and such VAT is not the obligation of the Buyer or any Nominated Buyer Company (or, if applicable, any Buyer Representative Member) pursuant to the reverse charge mechanism, then:

(a)
as soon as practicable after the Seller, the Relevant Seller's Group Company or the relevant Seller Representative Member (as applicable) receives such determination, the Seller shall deliver a copy of it to the Buyer, together with a valid VAT invoice for the amount of VAT specified in the determination (issued by the Seller or the Relevant Seller's Group Company (as applicable)); and

(b)
the Buyer will (or will procure that the relevant Nominated Buyer Company will) pay the Seller (or the Relevant Seller's Group Company) the amount of VAT stated in the invoice within five (5) Business Days after receipt of the invoice and, in addition, shall within the said five (5) Business Days pay any interest or penalty for which the Seller, the Relevant Seller's Group Company or the relevant Seller Representative Member (as applicable) is liable in relation to such VAT, but only to the extent that any such liability to interest or penalty arises by reason other than any default by the Seller, the Relevant Seller's Group Company or the relevant Seller Representative Member (as applicable).

4.7	Reimbursement by Seller of amounts paid under clause 4
If the Buyer (or the relevant Nominated Buyer Company) pays the Seller (or the Relevant Seller's Group Company) an amount in respect of VAT under clause 5 and the relevant Tax Authority determines that all or part of such VAT was not properly chargeable, the Seller shall (or shall procure that the Relevant Seller’s Group Company shall) repay the amount or relevant part of it to the Buyer (or the relevant Nominated Buyer Company). The Seller shall (or shall procure that the Relevant Seller’s Group Company shall) make the repayment promptly after the determination by the relevant Tax Authority, unless the Seller (or the Relevant Seller’s Group Company or the relevant Seller Representative Member (as applicable)) has already accounted to the relevant Tax Authority for the VAT, in which case the Seller:

(a)
shall (or shall procure that the Relevant Seller's Group Company or the relevant Seller Representative Member (as applicable) shall) apply to the relevant Tax Authority for a refund of the VAT (plus any interest payable as applicable under the applicable VAT legislation) and shall take all reasonable steps (at the reasonable cost of the Buyer) to procure that any such refund and interest are obtained promptly; and

(b)
shall (or shall procure that the Relevant Seller’s Group Company shall) pay to the Buyer (or the relevant Nominated Buyer Company) the amount of the refund and any interest when and to the extent received by the Seller, the Relevant Seller's Group Company or the relevant Seller Representative Member (as applicable) from the relevant Tax Authority.

The Seller shall (or shall procure that the Relevant Seller's Group Company shall) issue and deliver to the Buyer (or the relevant Nominated Buyer Company) a VAT credit note for the amount of VAT which was not properly chargeable and the Buyer shall (or shall procure that the relevant Nominated Buyer Company (or, if applicable, any Buyer Representative Member) shall) repay to the Tax Authority such amount of VAT as was not properly chargeable by the Seller (or the Relevant Seller’s Group Company) (by reversal of VAT credit or otherwise) to the extent the Buyer (or the relevant Nominated Buyer Company (or, if applicable, any Buyer Representative Member)) has claimed the benefit of such amount as input VAT.

4.8	US tax
The Buyer or the relevant Nominated Buyer Company (as applicable) shall pay to the Seller an amount equal to any sales Tax, use Tax, direct or indirect real property transfer or gains Tax, documentary stamp Tax, or similar Taxes and any related fees imposed on or incurred by the Seller and/or any Relevant Seller's Group Company and attributable to the sale or transfer of the US Assets or transfer or assignment of the Contracts ("Transfer Taxes"). The Buyer, at its sole expense, shall (or shall procure that the relevant Nominated Buyer Company shall) timely prepare and file or cause to be timely prepared and filed with the appropriate Tax Authority any such tax returns related to Transfer Taxes as may be required by law to be filed. Prior to the filing of any such tax return, the Buyer shall (or shall procure that the relevant Nominated Buyer Company shall) provide a copy of the return to the Seller ten (10) days prior to the due date thereof for the Seller’s approval not to be unreasonably withheld, delayed, or conditioned. The Buyer shall (or shall procure that the relevant Nominated Buyer Company shall) provide confirmation of the filing and payment of any Transfer Taxes covered herein to the Seller within five (5) days after filing of any such tax return and payment of any such Tax.

4.9	French tax
The parties understand that, as provided for in Article 719 of the French General Tax Code and without limitation, the portion of the French Purchase Price determined in clause 3.2 for (i) the intangible assets referred to in clause 2.2(a), 2.2(b), 2.2(c), 2.2(d), 2.2(g), 2.2(h) and 2.2(i) above and (ii) the tangible assets referred to in clause 2.2(e) and 2.2(f) above, will be subject to the payment of registration duties equal to:

(a)	3 per cent. for such portion of the French Purchase Price between EUR 23,000 and EUR 200,000 (or the market value, if higher); and

(b)	5 per cent. for such portion of the French Purchase Price exceeding EUR 200,000 (or the market value, if higher).
In addition, the portion of the French Purchase Price as determined in clause 3.2 for any French patent transferred as part of this Agreement will be subject to a fixed registration fee of EUR 125, as provided for in Article 731 of the French General Tax Code.
The portion of the French Purchase Price as determined in clause 3.2 for the Inventory referred to in clause 2.2(i) above, will be exempt from French registration duties.

The Buyer undertakes (for itself and on behalf of any Nominated Buyer Company, as applicable) to pay all the registration duties and fees due on the transfer of the Assets as required by the French General Tax Code in accordance with the Purchase Price allocation set out in Schedule 2. The Buyer shall (or shall procure that the relevant Nominated Buyer Company shall) provide confirmation of the payment of any such registration duties and fees and a copy of any filings or returns relating to the same to the Seller within five (5) days after the payment of any such duties or fees and the filing of any such return.
The Seller shall within ten (10) Business Days of notification by the Buyer pay to the Buyer an amount equal to any Loss which the Buyer or any Nominated Buyer Company incurs for or on account of corporation tax, income tax or special training tax imposed by the Republic of France on the Buyer or any Nominated Buyer Company under Article 1684 of the French Tax Code in relation to the period ending on the last day of the fiscal year during which any relevant transfer of the Assets and Business occurs and the preceding fiscal year, which is the primary, joint or several liability of the Seller or any Relevant Seller’s Group Company.

5.	COMPLETION

5.1	Efforts
Each of the Buyer and the Seller will use all reasonable efforts to take all actions necessary, proper or advisable in order to consummate the transactions contemplated by this Agreement (including the satisfaction, but not the waiver, of the Completion Conditions) as soon as reasonably practicable and in any event before the Long Stop Date.

5.2	Pre-Completion
From the date of this Agreement until the Completion Date, the Seller shall and the Seller undertakes to procure that each Relevant Seller’s Group Company shall, in respect of the Business or the Assets to be transferred pursuant to this Agreement both (a) carry out the actions set out in Part A of Schedule 7 and (b) without the prior written consent of the Buyer (not to be unreasonably withheld), not carry out the actions set out in Part B of Schedule 7, unless such matter is expressly permitted by, or necessary for performance of, this Agreement or the Transaction Documents.

5.3	Buyer conditions to Completion
The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment or written waiver by the Buyer, at or prior to Completion, of each of the following conditions:

(a)	the Fundamental Warranties shall be true and accurate in all respects as though such warranties had been made on the Completion Date;

(b)
the Business Warranties shall be true and accurate as though such warranties had been made on the Completion Date (without giving effect to any "material", "materially", "materiality", "Material Adverse Effect", "material adverse effect", "material adverse change" or similar qualifiers contained in any of such warranties or contained in any defined term used in any of such warranties and except to the extent such warranties are, by their terms, made as of a specific date, in which case such warranties shall be true and correct in the foregoing manner as of such date), except for such failures to be true and accurate as would not have, individually or in the aggregate, a Material Adverse Effect;

(c)	there shall not have occurred between the Offer Date and the Completion Date a material breach of the covenants referred to in clause 5.2;

(d)
the receipt of all required written consents in a form reasonably acceptable to the Buyer from all relevant third parties unconditionally to transfer the Contracts set out in paragraphs 1(c), 2(a), 2(b), 3(a), 3(b) and 4 of Schedule 10 to the Buyer, or to a Buyer’s Group Company if the Buyer directs, on or prior to 27 February 2015, provided that the form of the consent to assignment for the Xenazine Contract shall be the Xenazine Assignment and Extension Agreement.

(e)	the Buyer shall have received a certificate of the Seller signed by a duly authorized representative dated as of the Completion Date certifying the matters set forth in clauses 5.3(a) to 5.3(d).
The Buyer shall use all commercially reasonable endeavours, acting in good faith, to satisfy the conditions contained in any written consents referred to a clause 5.3(d), where the condition is in the Buyer’s control to satisfy.

5.4	Seller conditions to Completion
The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment or written waiver by the Seller, at or prior to Completion, of each of the following conditions:

(a)	each Buyer's Warranty shall be true and accurate in all respects as though such warranties had been made on the Completion Date; and

(b)	the Seller shall have received a certificate of the Buyer signed by a duly authorized representative dated as of the Completion Date certifying the matters set forth in clause 5.4(a).

5.5	Mutual conditions to Completion
The obligations of each of the Seller and the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment, or written waiver by the Seller and the Buyer, at or prior to Completion, of each of the following conditions:

(a)
there must not be any law enacted, issued, promulgated, enforced or entered by any Competent Authority and remaining in effect which prohibits or renders illegal the consummation of those transactions; and

(b)
there must not be pending any Proceeding by any Competent Authority that is or would reasonably be expected to seek to restrain, enjoin, prevent, prohibit or make illegal the consummation of the transactions.

5.6	Non-satisfaction
If the Completion Conditions are not satisfied or waived on or before the Long Stop Date or become incapable of satisfaction on or before the Long Stop Date, this Agreement shall automatically terminate. If this Agreement terminates in accordance with this clause 5.6, all obligations of the parties under this Agreement shall end (except for the provisions of clauses 1, 5.6, 18, 19, 22, 24, 26 to 30 inclusive and 32 to 35 inclusive) but (for the avoidance of doubt) all rights and liabilities of the parties which have accrued before termination shall continue to exist.

5.7	Time and place
Subject to the terms and conditions of this Agreement (including the satisfaction or waiver of the conditions to the obligations of the parties set forth in clauses 5.3, 5.4 and 5.5), the completion of the sale and purchase of the Business and the Assets contemplated by this Agreement ("Completion") shall take place at the offices of the Buyer's Solicitors on:

(a)
the Target Date, in the event that (i) the Completion Conditions (other than the Completion Conditions that by their nature are to be satisfied at the Completion) have been satisfied or waived 15 Business Days prior to the Target Date and (ii) fifteen (15) Business Days have elapsed since the date of completion of the French Consultation Process; or

(b)
in the event that the Completion Conditions (other than the Completion Conditions that by their nature are to be satisfied at the Completion) have not been satisfied or waived 15 Business Days prior to the Target Date, and provided that fifteen (15) Business Days have elapsed since the date of completion of the French Consultation Process, the fifteenth (15) Business Day after the date on which the last Completion Condition (other than any Completion Conditions that by their nature are to be satisfied at Completion) to be satisfied or waived in accordance with this clause 5 is first satisfied or waived (provided that such date shall not be any later than the Long Stop Date); or

(c)	such other date as may be agreed between the Seller and Buyer in writing.
The date on which Completion takes place is referred to in this Agreement as the "Completion Date".

5.8	Completion obligations
At Completion, the Seller and the Buyer must comply with their respective obligations set out in Schedule 3.

5.9	Breach of Completion Obligations
Subject to clause 5.1, if the obligations of (i) the Buyer or (ii) the Seller under clause 5.8 and Schedule 3 are not complied with on the Completion Date in any material respect, the Buyer (in the case of a default by the Seller) or the Seller (in the case of a default by the Buyer) shall be entitled (in addition to and without prejudice to all other rights or remedies available, including the right to claim damages) by written notice to the Buyer or Seller as the case may be:

(a)	to defer Completion for a period of up to ten (10) Business Days (so that the provisions of this clause 5 shall apply to Completion as so deferred);

(b)	to require the parties to proceed to Completion as far as practicable, having regard to the defaults which have occurred; or

(c)
subject to Completion having first been deferred for a period of at least ten (10) Business Days under clause 5.9(a) and the parties having used reasonable endeavours to effect Completion during that period, to terminate this Agreement by notice in writing to the Seller or Buyer as the case may be.

6.	BUYER'S WARRANTIES

6.1	Buyer's Warranties given at the Offer Date
The Buyer warrants (for itself and on behalf of any Nominated Buyer Company as applicable) to the Seller (for itself and on behalf of any Relevant Seller's Group Company as applicable) that at the Offer Date and the date of this Agreement each Buyer's Warranty was/is true and accurate.

6.2	Buyer's Warranties are separate statements
Each Buyer's Warranty is a separate and independent statement and (except as expressly provided by this Agreement) is not limited or otherwise affected by any other Buyer's Warranty or by any other provision of this Agreement.

7.	SELLER'S WARRANTIES

7.1	Seller's Warranties
The Seller warrants (for itself and on behalf of any Relevant Seller's Group Company as applicable) to the Buyer (for itself and on behalf of any Nominated Buyer Company as applicable) that (i) at the Offer Date each Seller's Warranty was true and accurate and (ii) at the date of this Agreement each Fundamental Warranty and the warranty in paragraph 1.6 of Part A of Schedule 4 is true and accurate.

7.2	Seller's Warranties are separate statements
Each Seller's Warranty is a separate and independent statement and (except as expressly provided by this Agreement) is not limited or otherwise affected by any other Seller's Warranty or by any other provision of this Agreement.

7.3	Seller's Warranties qualified by disclosure
The Buyer is not entitled to claim that a fact, matter or circumstance causes a Business Warranty to be untrue or inaccurate, if that fact, matter or circumstance was:

(a)	fairly disclosed in or by:

(i)	the Disclosure Letter;

(ii)	the documents that are annexed to the Disclosure Letter or are listed in the index of documents annexed to the Disclosure Letter;

(iii)	the Data Room Information; or

(b)
at the Offer Date, within the actual knowledge of Toby Sykes, Evis Hursever, Bryan Morton or Paul Davisson, having reviewed all written reports produced as part of the Buyer's due diligence of the Business, being the legal due diligence report prepared by White & Case LLP and issued on 21 November 2014, the regulatory due diligence report prepared by Precipio Consulting and issued on 10 October 2014, the Caphosol U.S. revenue assessment summary findings prepared by L.E.K. Consulting LLC and issued on 15 August 2014, the financial due diligence report prepared by Deloitte LLP and issued on 2 December 2014 and the HR due diligence report prepared by Volantis Consulting Ltd and issued on 27 November 2014.

7.4	Seller's knowledge
Where a Seller's Warranty is qualified by the expression "so far as the Seller is aware" or "to the best of the Seller's knowledge, information or belief" or a similar expression, the Seller is deemed to have only the actual knowledge, on the date on which that Seller's Warranty is expressed to be given, of the individuals listed in Schedule 9 and none of those individuals was required to make or will be deemed to have made any enquiry of any other person.

7.5	No claim against Business employees, directors etc.

(a)
The Seller agrees not to bring any claim which it may have against an Employee arising out of any information or advice provided (or omitted to be provided) by any such person on which the Seller relied when giving a Seller's Warranty, preparing the Disclosure Letter or otherwise agreeing to the terms of a Transaction Document.

(b)
The Buyer agrees not to bring any claim which it may have against a Seller's Group Company (other than the Seller) or a present or former officer, adviser, director or employee of a Seller's Group Company or the Business, arising out of any information or advice provided (or omitted to be provided) by any such person on which the Buyer relied when agreeing to the terms of a Transaction Document.

(c)	Clauses 7.5(a) and (b) do not apply to a claim against a person who is alleged to have acted fraudulently or with wilful misconduct.

8.	LIMITATIONS ON SELLER'S LIABILITY
The provisions of Schedule 5 apply to impose certain limitations on the Seller's liability under this Agreement.

9.	BUSINESS RESPONSIBILITY

9.1	Responsibility for Assumed Obligations and Buyer's indemnity
After Completion (and without prejudice to the provisions of clauses 14.3 and 14.5) the Buyer must, subject to the terms of the Transitional Services Agreement and the Reverse Services Agreement:

(a)	perform (subject to clause 10) each Assumed Obligation;

(b)	assume and thereafter pay, perform and discharge when due all other Assumed Liabilities;

(c)	pay to the Seller an amount equal to:

(i)	each Loss which a Seller Indemnified Party incurs:

(1)
as a result of the Buyer's performance or non-performance of an Assumed Obligation to the extent that the Loss is attributable to the Buyer's act or omission after the Effective Time (except and to the extent that the Seller or a Seller's Group Company has agreed to be responsible for such Assumed Obligation pursuant to the Transitional Services Agreement); or

(2)
in connection with any other Assumed Liability after the Effective Time, including any Losses arising from (x) the negligent or wilful misconduct of the Buyer or any Buyer's Group Company or any employee thereof, or (y) the breach of any Transaction Document or any Applicable Medicinal Product and Medical Devices Law relating to manufacture of the Topaz Portfolio of Products, or (z) failure to adhere to or to apply properly the manufacturing specifications, instructions, formula, processing communicated, approved or reviewed by the Competent Authorities or Notified Bodies, or the written instructions provided by the Seller's Group concerning the manufacture of the Topaz Portfolio of Products, provided that:

(3)
the provisions contained in the Transitional Services Agreement and Reverse Services Agreement, and not the provisions contained in this clause 9.1(c), shall apply in relation to any Loss suffered by a Seller or Seller's Group Company in connection with the Transitional Services Agreement and Reverse Services Agreement, and shall apply to limit the liability of the Buyer and each Buyer's Group Company accordingly; and

(4)	this indemnity shall not apply to any Loss which a Seller Indemnified Party incurs as a result of the matters referred to in Schedule 18;

(ii)
each Loss which a Seller Indemnified Party incurs as a result of investigating, disputing or settling a claim (whether actual or potential), alleging a Loss of the type referred to in clause 9.1(c)(i); and

(iii)	any reasonably incurred and properly evidenced costs which a Seller Indemnified Party incurs in enforcing its rights under clauses 9.1(c)(i) and/or (ii); and

(d)	procure performance by the relevant Buyer's Group Company of its obligations under the Reverse Services Agreement.

9.2	Responsibility for Retained Obligations and Seller's indemnity
After Completion (and without prejudice to the provisions of clauses 14.2 and 14.4) the Seller must:

(a)	perform each Retained Obligation;

(b)	subject to the Appendix, pay to the Buyer an amount equal to:

(i)	each Loss which a Buyer Indemnified Party incurs in connection with a Retained Liability;

(ii)
each Loss which a Buyer Indemnified Party incurs as a result of investigating, disputing or settling a claim (whether actual or potential), alleging a Loss of the type referred to in clause 9.2(b)(i); and

(iii)	any reasonably incurred and properly evidenced costs which a Buyer Indemnified Party incurs in enforcing its rights under clauses 9.2(b)(i) and/or (ii); and

(c)	procure performance by the relevant Seller's Group Company of its obligations under the Transitional Services Agreement and the Reverse Services Agreement.

9.3
Clauses 9.1(c) and 9.2(b) will not apply in respect of the performance by the Seller or the non-performance by the Buyer of an Assumed Obligation which is due to the operation of clauses 10.2(b) or 10.3.

9.4
The provisions of paragraphs 4.1, 5, 6(a), 6(b), 6(c), 6(d), 8, 9 and 11 of Schedule 5 shall apply mutatis mutandis to any claim against the Buyer under clause 9.1 as if all references in those paragraphs to the "Seller" were replaced with the "Buyer".

9.5
Any obligations and rights of the Buyer under this clause 9, under clauses 4.8 and 4.9, under clauses 14.2, 14.3, 14.4 and 14.5, under clause 26, under Schedule 18 and under paragraph 3(b) of the Appendix are given by and to the Buyer on behalf of any Nominated Buyer Company to the extent they relate to a portion of the Business acquired by such Nominated Buyer Company. Any obligations and rights of the Seller under this clause 9, under clauses 4.8 and 4.9, under clauses 14.2, 14.3, 14.4 and 14.5, under clause 26, under Schedule 18 and under paragraph 3(b) of the Appendix are given by and to the Seller on behalf of any Relevant Seller's Group Company to the extent they relate to such part of the Business sold by such Relevant Seller's Group Company.

10.	TRANSFER OF CONTRACTS

10.1	Transfer of Contracts that do not require third party consent
Subject to clause 10.4, at Completion, the Seller assigns, or will procure the assignment, to the Buyer (with effect from the Effective Time) the benefit of the Contracts which do not require the consent of another person to transfer to the Buyer the rights (and in relation to contracts that are governed by the laws of jurisdictions that allow obligations to be assigned, and/or obligations) of the Seller, or the Relevant Seller's Group Company, under a Contract.

10.2	Transfer of Contracts that require third party consent and confirmation of Shared Contracts
If another person's consent is required, or a Shared Contract needs to be split into two separate contracts, so as to transfer to the Buyer the rights and/or obligations of the Seller's Group under such Contract or Shared Contract:

(a)
each party must use its reasonable endeavours for a period of twelve (12) months after Completion to take all such steps, as soon as possible, as are necessary to transfer the rights and obligations of the Seller, or the Relevant Seller's Group Company, under the relevant Contract or Shared Contract to the Buyer with effect from the Effective Time; and

(b)
until the earlier of the date on which such transfer is effected and the date which falls twelve (12) months after the Completion Date, the Seller will and will procure that the Relevant Seller’s Group Company will, after Completion:

(i)	do everything that the Buyer reasonably requests to provide for the Buyer the benefit of the Seller's, or the Relevant Seller's Group Company, rights under the relevant Contract or Shared Contract;

(ii)
promptly give to the Buyer any applicable (in the case of a Shared Contract) document or item received by the Seller, or the Relevant Seller's Group Company, in relation to the relevant Contract or Shared Contract; and

(iii)	at the Buyer's option (so long as it is lawful and not prohibited under the relevant Contract or Shared Contract):

(1)
do everything and enter into all documents that the Buyer reasonably requests to enable the Buyer to perform the Seller's, or the Relevant Seller's Group Company, obligations under the relevant Contract or Shared Contract as subcontractor or agent for the Seller, or the Relevant Seller's Group Company; or

(2)
properly perform the Seller's, or the Relevant Seller's Group Company, obligations under the relevant Contract or Shared Contract in which case the Buyer must make sure that the Seller's, or the Relevant Seller's Group Company, reasonable, documented costs of doing so are reimbursed.

10.3	Failure to obtain consent to transfer of a Contract or bifurcate a Shared Contract
If the transfer of the Seller's, or the Relevant Seller's Group Company, rights and/or obligations under a Contract or Shared Contract (as described in clause 10.2) is not effected on or before the date which falls twelve (12) months after the Completion Date the Buyer and the Seller will have no further obligation to each other in relation to achieving the transfer or bifurcation (as applicable) of that Contract or Shared Contract to the Buyer.

10.4	No transfer of rights or obligations if transfer illegal or in breach of a Contract or Shared Contract
This Agreement does not constitute a transfer or an attempted transfer of the rights or obligations of the Seller, or a Seller's Group Company, under a Contract or Shared Contract if the transfer or attempted transfer is illegal under its governing law or constitutes a breach of the relevant Contract or Shared Contract.

11.	WRONG POCKETS

11.1
Without prejudice to any other rights or remedies of the Buyer under this Agreement, and subject to clause 10 and any specific procedures agreed in relation to the transfer of the Marketing Authorisations, if any Asset or Assumed Liability has not been vested in or transferred to the Buyer or a Nominated Buyer Company by virtue of the transactions carried out under this Agreement and the other Transaction Documents, the Buyer or the Seller may give written notice of this to the other party. If such notice is given the Seller shall, as soon as reasonably practicable at its own cost and so far as it or any Relevant Seller's Group Company is able, transfer or procure the transfer of such Asset or Assumed Liability to the Buyer or, at the Buyer's direction, to another Buyer’s Group Company for no additional consideration, and the Buyer shall, or shall cause another Buyer's Group Company to, accept such Asset or assume such Assumed Liability.

11.2
Without prejudice to any other rights or remedies of the parties under this Agreement, and subject to clause 10, if any Retained Asset or Retained Liability is (contrary to the intention of this Agreement) transferred from the Seller to the Buyer or a Nominated Buyer Company in connection with the transactions carried out under this Agreement and the other Transaction Documents, the Seller or the Buyer may give written notice of this to the other party. If such notice is given, the Buyer shall, as soon as reasonably practicable at the Seller's cost and so far as it or the relevant Nominated Buyer Company is able, transfer or procure the transfer of such Retained Asset or Retained Liability to the Seller or, at the Seller’s direction, to another Seller’s Group Company for no consideration, and the Seller shall, or shall cause another Seller's Group Company to, accept such Retained Asset or Retained Liability.

12.	APPORTIONMENT OF OUTGOINGS AND INCOME

12.1	Apportionment of outgoings
If an outgoing or expense in respect of the Business (as referred to in clause 12.3) for a period which starts before the Effective Time and ends after the Effective Time has been:

(a)	paid by a Seller's Group Company, the Buyer must pay the Seller (in accordance with clause 12.4) an amount equal to:

(i)	the proportion of the payment, less

(ii)	any VAT recoverable by the Seller or the relevant Seller's Group Company, that relate, in each case, to the part of the period in question which starts from the Effective Time (except where this clause 12 specifies an alternative mechanism for such apportionment); or

(b)	paid by a Buyer's Group Company, the Seller must pay the Buyer (in accordance with clause 12.4) an amount equal to:

(i)	the proportion of the payment, less

(ii)	any VAT recoverable by the Buyer or the relevant Buyer's Group Company, that relate, in each case, to the part of the period in question which ends on the Effective Time (except where this clause 12 specifies an alternative mechanism for such apportionment).

12.2	Apportionment of income in respect of VAT
If:

(a)	a payment in respect of the Business for either:

(i)	a period which ends on or before the Effective Time (a "Pre-Effective Time Period"); or

(ii)	a period which starts before the Effective Time and ends after the Effective Time (a "Straddle Period"), has been received by the Buyer or a Buyer's Group Company; and

(b)	all or part of such payment is in respect of VAT which relates to either:

(i)	a Pre-Effective Time Period; or

(ii)	such part of a Straddle Period which ends on the Effective Time, for which the Seller or any Seller's Group Company is or has been liable to account to a Tax Authority (such payment or part of such payment which is in respect of VAT being a "VAT Payment"), then the Buyer shall (or shall procure that the relevant Buyer's Group Company shall) pay to the Seller (either on its own behalf or on behalf of the relevant Seller's Group Company) an amount equal to the VAT Payment.

12.3	Relevant outgoings
For the purposes of clause 12.1, the outgoings of the Business include the following (and VAT chargeable on them in each case):

(a)	payments made in respect of Leased Equipment;

(b)	fees in respect of any licences or permits (to the extent that they relate to the Business);

(c)	amounts paid under a Contract or a provision (or provisions) of a Shared Contract that relate to the Business;

(d)	charges levied on any specific assets;

(e)	pre-payments for goods and services;

(f)
wages, salaries and other emoluments (including holiday pay, contributions to pensions, life assurance, permanent health insurance and private health care schemes, but excluding the Bonus Accrual Amount) of the Employees including all income tax deductible at source and national insurance/social security contributions in respect of any such amount described in this clause 12.3(f);

(g)
Chargebacks, which outgoings shall be apportioned on the basis that the Seller shall bear the entire cost of Chargebacks for products sold by a wholesaler or distributor to an end purchaser customer before the forty-first (41) day after the Completion Date and the Buyer shall bear the entire cost of Chargebacks for products sold by a wholesaler or distributor to an end purchaser customer on or after the forty-first (41) day after the Completion Date. The value of the Chargebacks shall be based on the amount claimed by the relevant wholesaler or distributor as set out in the Specialty Pharmaceutical Services chargebacks report specifically relating to Caphosol US;

(h)
Customer Rebates, which outgoings shall be apportioned on the basis that the Seller shall be responsible for Customer Rebates up to the Completion Date determined by reference to the "867 data" which shows the volume of Caphosol product shipped to Baylor Health Care and MD Anderson Cancer Centre;

(i)
Xenazine Rebates, which outgoings shall be apportioned on the basis that the Seller will bear the liability for such proportion of the Xenazine Rebates in respect of the period up to 31 December 2014 as it is obliged to meet under the terms of the Xenazine Agreement in force as at the date of this Agreement and the Buyer will bear the liability for the entire amount of the Xenazine Rebates in respect of the period on and after 1 January 2015, and on the basis that the Seller will refund the Buyer in respect of the proportion of Xenazine Rebates for which the Seller is liable in respect of 2014 within 30 days of receipt of a rebate invoice from the Unions de Recouvrement des Cotisations de Sécurité Sociale et d'Allocations Familiales for Xenazine product sold in 2014;

(j)
Prompt Payment Discounts, which outgoings shall be apportioned on the basis that the Seller shall bear the cost of the Prompt Payment Discount in respect of the value of the sales of Caphosol in the US market in the period from the date which is 31 days prior to but excluding the Completion Date to the Completion Date (determined by reference to the Specialty Pharmaceutical Services gross sales report) at a rate of two (2) per cent. on such sales;

(k)	charges and expenses associated with sales and the shipment of products comprised within the Business, including distribution fees, wholesaler fees, logistic fees and all other selling costs;

(l)	returns, which outgoings shall be apportioned on the basis that:

(i)
the Seller will bear the cost of refunds to Customers for all returns of products comprised within the Business sold by a Seller Group Company to a Customer prior to the Effective Time ("Seller-Sold Product"), subject to the Buyer undertaking not to change (and procuring that no Buyer's Group Company shall change) the returns policy applied by the Seller's Group in relation to the Business to the extent that it would materially impact the cost of such refunds; and

(ii)
the Buyer will bear all costs, including refunds to customers, for all returns of products comprised within the Business sold by a Buyer Group Company to a Customer after the Effective Time ("Buyer-Sold Product").

The determination of whether a returned product is a Seller-Sold Product or a Buyer-Sold Product will be based upon the lot numbers used by the Seller in connection with sales of products comprised within the Business prior to the Effective Time and the lot numbers used by the Buyer in connection with sales of products after the Effective Time. Notwithstanding the foregoing, if any lot contains both Seller-Sold Product and Buyer-Sold Product (a "Split Lot"), the parties shall share the costs relating to returns of products from such Split Lot, including refunds to customers, on a pro rata basis based on the number of units from the Split Lot sold prior to the Effective Time relative to the total number of units in such Split Lot; and

(m)
the Seller will reimburse the Buyer in respect of the 2015 Bonus Accrual Amount stated in the Bonus Accrual Amount Statement, assuming the total bonus payments that will be made by the Buyer to the Employees and Non-Automatic Transfer Employees in respect of the period to which the 2015 Bonus Accrual Amount relates (the "Relevant Period") equate to the amount shown in the Bonus Accrual Amount Statement for the 2015 Bonus Accrual Amount, and on the basis that:

(i)	if the Buyer pays a lower total bonus amount, the Seller will adjust the 2015 Bonus Accrual Amount it reimburses to the Buyer accordingly;

(ii)
the Buyer shall provide a statement confirming what bonuses will be paid to the Employees and Non-Automatic Transfer Employees in relation to the Relevant Period no less than ten (10) Business Days prior to such payment. The Buyer shall co-operate with the Seller to facilitate the Seller's review of the bonus paid in respect of the Relevant Period and furnish such access to the Buyer and its representatives and to the Buyer's Group Companies' books, records and employees as the Seller may reasonably request for such task; and

(iii)
the Seller shall, within ten (10) Business Days of receipt of the Buyer's statement provide a statement to the Buyer confirming what 2015 Bonus Accrual Amount it intends to reimburse to the Buyer. Unless either party acting reasonably disputes the other's statement within five (5) Business Days of receipt, such statement shall be deemed final and binding on the parties. The Seller shall pay the amount set out in its statement to the Buyer within five (5) Business Days of it being deemed final and binding.

12.4	Payment of apportioned outgoings
Other than in the case of the Bonus Accrual Amount and the Xenazine Rebates which shall be paid on the basis set out in clause 12.3), an amount to be paid by the Buyer's Group or the Seller's Group under clause 12.1 must be paid in accordance with the following provisions:

(a)
within fifteen (15) Business Days after the last day of each six (6) month period in the three (3) years from Completion and thereafter at such times and for such periods as the Buyer or the Seller may, acting reasonably, decide (each such date being an "Apportionment True-Up Date" and each such period being an "Apportionment True-Up Period"), the Buyer and the Seller must give the other a notice (the notice prepared by the Buyer being a "Buyer Apportionment Notice" and the notice prepared by the Seller being a "Seller Apportionment Notice") setting out:

(i)
each payment that is within the scope of clause 12.1 made or received by the Buyer's Group (in the case of a Buyer Apportionment Notice) or the Seller's Group (in the case of a Seller Apportionment Notice) in the relevant Apportionment True-Up Period (excluding, for the avoidance of doubt, any payments in respect of returns, which shall be dealt with in accordance with clause 12.4(d));

(ii)	the amount of each payment (if any) that is to be paid to the Seller's Group and/or the Buyer's Group under clause 12.1 in respect of the relevant Apportionment True-Up Period; and

(iii)	the amount of each payment (if any) that is to be retained by the Buyer and/or the Seller under clause 12.1 in respect of the relevant Apportionment True-Up Period;

(b)
if, in a Seller Apportionment Notice, the total of the amounts to be paid to the Buyer's Group exceeds the total to be paid to the Seller's Group, the Seller must pay the excess to the Buyer within ten (10) Business Days after the date of the Seller Apportionment Notice;

(c)
if, in a Buyer Apportionment Notice, the total of the amounts to be paid to the Seller's Group exceeds the total to be paid to the Buyer's Group, the Buyer must pay the excess to the Seller within ten (10) Business Days after the date of the Buyer Apportionment Notice; and

(d)
in the case of returns of product sold by any Seller's Group Company prior to the Effective Time the Buyer shall provide, within 10 Business Days following each quarter end following the Completion Date, a statement setting out its calculation of the amount payable by the Seller in respect of returns pursuant to clause 12.3(l) together with all supporting information that the Seller may reasonably request to enable it to verify such amount. Unless the Seller disputes the Buyer's calculation within five (5) Business Days of the date of the statement, such statement shall be deemed final and binding on the parties. The Seller shall pay the amount set out in such statement to the Buyer within five (5) Business Days of it being deemed final and binding.

12.5	Resolution of disputes under clause 12
If:

(a)	the Buyer disputes a Seller Apportionment Notice; or

(b)	the Seller disputes a Buyer Apportionment Notice or a statement issued by the Buyer in respect of returns in accordance with clause 12.4(d); or

(c)	either party disputes a statement issued by the other party in respect of bonus amounts in accordance with clause 12.3(m), the matters in dispute shall be referred to the Neutral Accountant in accordance with the provisions of clause 3.4(c) as if they were Disputed Items, except that references to the Proposed Final Completion Statement, Inventory Value and Accounts Receivable from the Sale of Inventory to Customers Value and Final Completion Statement shall be read, mutatis mutandis, as references to the relevant notice or statement and the relevant terms of this clause 12.

13.	COLLECTION OF ACCOUNTS RECEIVABLE FROM THE SALE OF INVENTORY TO CUSTOMERS

13.1	Seller to assist Buyer's collection of Accounts Receivable from the Sale of Inventory to Customers
The Seller must use all reasonable efforts to assist the Buyer, and any other relevant Buyer's Group Company, with the collection of any Accounts Receivable from the Sale of Inventory to Customers, including providing all assistance and documentation which the Buyer may reasonably request to enable it to do so. To the extent the Seller or any Seller's Group Company receives any payment in relation to the Accounts Receivable from the Sale of Inventory to Customers, they shall transfer such amounts to the Buyer within 15 days following each month end following the Completion Date.

13.2	Additional Seller obligations in respect of Accounts Receivable from the Sale of Inventory to Customers

(a)
The Seller must not waive, discount or release, and must procure that no other Seller's Group Company waives, discounts or releases, any Accounts Receivable from the Sale of Inventory to Customers or extends the period for payment of an Accounts Receivable from the Sale of Inventory to Customers unless the Seller has obtained the Buyer's written consent.

(b)
If the Seller, or other Seller's Group Company, receives an amount from a person whose debt is included in an Accounts Receivable from the Sale of Inventory to Customers and who is also a debtor of the Seller's Group, the amount must be applied to satisfy the outstanding debts which were first invoiced to the person.

14.	EMPLOYEES

14.1	The Transfer Regulations
The parties consider that the transaction contemplated by this Agreement is subject to the application of the Transfer Regulations and agree that:

(a)
the contracts of employment of the Employees will have effect from the Effective Time as if originally made between the Buyer (or a member of the Buyer's Group) and the Employees (except in respect of pension arrangements in so far as they are excluded by reason of the Transfer Regulations) and by virtue of the Transfer Regulations all the Seller's (and/or relevant member of the Seller's Group's) rights, powers, duties and liabilities under or in connection with any such contract of employment with the Employees still in force at the Effective Time shall be transferred to the Buyer (or a relevant member of the Buyer's Group);

(b)
the employment of any of the Employees who are employed in the Business immediately on or before the Effective Time shall not be terminated for a reason arising from or connected in any way with this Agreement;

(c)	the parties will (subject to the terms of this Agreement) comply with the requirements of the Transfer Regulations; and

(d)
for the Employees who: (i) are employed by a Seller's Group Company in France and (ii) benefit from a protective statutory status, their transfer will be subject to the consent from the competent labor governmental authority and therefore: (1) notwithstanding anything to the contrary in this Agreement, Completion can occur without such Employees and such Employees shall transfer when and if the competent labor governmental approval is received; and (2) in the event such Employees' transfer is refused by the competent labor governmental authority, they will remain employed by the Seller's Group Company in France.

14.2	Seller's indemnity
The Seller agrees to pay to the Buyer the amount of any Loss incurred by the Buyer, and each member of the Buyer’s Group, in respect of all Employment Liabilities incurred by the Buyer and/or relevant member of the Buyer’s Group, arising out of or in any way connected with the employment or termination of the employment of any Employees by the Seller (or relevant member of the Seller's Group's) arising from:

(a)
any breach, act or omission by the Seller (and/or relevant member of the Seller's Group) in relation to the Employees occurring prior to Completion but excluding, for the avoidance of doubt, any Employment Liabilities arising solely as a result of the Employees' accrual of service or which are a consequence of the Buyer's own breach, act or omission; or

(b)
any failure by the Seller (and/or relevant member of the Seller's Group) to comply with its obligations under the Transfer Regulations except to the extent that any claim is caused by or related to a failure by the Buyer to comply with its obligations under the Transfer Regulations.

14.3	Buyer's indemnity
The Buyer agrees to pay to the Seller an amount equal to any Loss incurred by the Seller and/or the relevant member of the Seller's Group in respect of all Employment Liabilities incurred by the Seller and/or the relevant member of the Seller's Group arising out of or in any way connected with the employment or termination of the employment of any Employee by the Buyer (or member of the Buyer’s Group) on or after Completion including:

(a)
any claim by an employee who would have been an Employee but for the termination of his employment before the Effective Time by reason of his resignation in connection with any actual or proposed measure, action or omission (including a proposed change or changes in that employee's working conditions) which the Buyer and/or any member of the Buyer's Group has expressed an intention to take in respect of that employee or any group of employees which includes that employee. The foregoing shall not apply if an Employee resigns or claims constructive dismissal solely due to actual or proposed changes by the Buyer in his/her entitlements under any equity share schemes from which the relevant Employee benefited immediately prior to the Completion Date;

(b)
any breach, act or omission by the Buyer (or relevant member of the Buyer’s Group) relating to the Employees occurring on or after Completion that is not the consequence of the Seller's own breach, act or omission;

(c)
any breach on or after the Effective Time by the Buyer (or relevant member of the Buyer’s Group) of any other obligation or any duty (statutory or otherwise) it owes to any of the Employees or to any trade union(s), employee consultation body or works council in respect of the Employees; and

(d)
any failure by the Buyer and/or member of the Buyer's Group to comply fully with its obligations pursuant to the Transfer Regulations, except to the extent that any claim is caused by or related to a failure by the Seller to comply with its obligations under the Transfer Regulations.

14.4	Claims of transfer by Non-Transferring Employees
If any Non-Transferring Employee claims or alleges that as a result of the transaction contemplated by this Agreement his contract of employment has transferred to the Buyer pursuant to the Transfer Regulations the following process shall apply:

(a)	the Buyer (or relevant member of the Buyer's Group) shall notify the Seller in writing within seven days of becoming aware of such claim or allegation ("Buyer's Notification");

(b)
within twenty-eight (28) days of the Buyer's Notification, the Seller may make, or may procure a third party to make, an offer of employment to such person on terms that are no less favourable than the terms and conditions of employment of such person in existence immediately prior to Completion (in which case, the Buyer agrees at the Seller's request to release such person immediately from its employment); and

(c)
if no such offer is made, or is made and not accepted, the Seller agrees to pay to the Buyer the amount of any Loss incurred by the Buyer and/or relevant member of the Buyer's Group in respect of any Employment Liabilities arising from the dismissal of such person (including the cost of providing salary and contractual benefits up to and including the date of such dismissal), excluding however any Employment Liabilities which are related to or arise out of any unlawful discriminatory act by the Buyer (or any member of the Buyer's Group) in relation to any such person or out of any failure by the Buyer (or relevant member of the Buyer's Group) to observe the terms of the relevant Non-Transferring Employee's contract, provided always that (i) any dismissal takes effect or notice to terminate employment is given within forty-two (42) days of the Buyer's Notification and meets the applicable minimum notice entitlements as required by law and (ii) the Buyer shall (and shall procure that each Buyer's Group Company shall) use reasonable endeavours to mitigate such Employment Liabilities.

14.5	Claims of non-transfer by Employees
Save where clauses 14.3(a) and 14.3(d) above applies, if any Employee claims or alleges that as a result of the transaction contemplated by this Agreement his contract of employment has not transferred to the Buyer pursuant to the Transfer Regulations the following process shall apply:

(a)	the Seller (or the relevant member of the Seller's Group) shall notify the Buyer in writing within seven (7) days of becoming aware of such claim or allegation ("Seller's Notification");

(b)
within twenty-eight (28) days of the Seller's Notification, the Buyer may make, or may procure a third party to make, an offer of employment to such person on terms that are no less favourable than those terms and conditions of employment as would have applied if the Employee's employment had automatically transferred to the Buyer pursuant to the Transfer Regulations (in which case, the Seller (or the relevant member of the Seller's Group) agrees at the Buyer's request to release such person immediately from its employment); and

(c)
if an offer of employment is made by the Buyer under clause 14.5(b) and not accepted, the Buyer shall have no liability to the Seller or any Seller’s Group Company in relation to any Loss suffered by the Seller or a Seller’s Group Company in relation to or in connection with that Employee.

14.6	Transfer of Non-Automatic Transfer Employees

(a)
The Buyer (or relevant member of the Buyer's Group) shall make an offer of employment to each Non-Automatic Transfer Employee for the same base salary as is in effect immediately before the Completion Date, with full credit for such Non-Automatic Transfer Employee's accrued service with Seller, and otherwise on substantially the same terms and conditions of employment in the aggregate as was provided by the appropriate member of the Seller's Group immediately before the Completion Date, including as to location (the one Austrian Non-Automatic Transfer Employee to continue to be based at home and the one UK employee to be based in or around Hemel Hempstead).

(b)
If an offer of employment is made by the Buyer under clause 14.6(a) and not accepted, notwithstanding any provision of this Agreement, the Buyer shall have no liability to the Seller or any Seller’s Group Company in relation to any Loss suffered by the Seller or a Seller’s Group Company in relation to or in connection with that Non-Automatic Transfer Employee.

(c)
If an offer of employment is not made by the Buyer which complies with the terms of clause 14.6(a), the Buyer agrees to indemnify and hold harmless the Seller and/or the relevant member of the Seller's Group against any Employment Liabilities arising from the dismissal of such person (including the cost of providing salary and contractual benefits up to and including the date of such dismissal), excluding however any Employment Liabilities which are related to or arise out of any unlawful discriminatory act by the Seller (or member of the Seller's Group) in relation to any such person or out of any failure by the Seller (or relevant member of the Seller's Group) to observe the terms of the relevant Non-Automatic Transfer Employee's contract, provided always that (i) any dismissal takes effect or notice to terminate employment is given within forty-two (42) days of the Completion Date and meets the applicable minimum notice entitlements as required by law and (ii) the Seller shall (and shall procure that each Seller's Group Company shall) use reasonable endeavours to mitigate such Employment Liabilities. The foregoing shall not apply (i.e. the Buyer shall not be required to indemnify or hold harmless the Seller and/or any relevant member of the Seller’s Group) if the sole basis upon which the offer made to the relevant Non-Automatic Transfer Employee did not satisfy the requirements of clause 14.6(a) was because of the proposed changes in his/her entitlements under any equity share schemes from which the relevant Non-Automatic Transfer Employee benefited immediately prior to the Completion Date.

14.7	No change to employment terms
For a period of twelve (12) months from the Effective Time the Buyer agrees to continue to employ each of the Employees and Non-Automatic Transfer Employees and not to materially amend or change any of their terms and conditions or working conditions other than with the consent of the Employee or Non-Automatic Transfer Employee.

14.8	Information and consultation
Each party shall, and shall procure that each relevant member of the Buyer's Group or Seller's Group (as applicable) shall, co-operate with and provide such reasonable assistance to the other party as the other party may reasonably request in order to allow the Seller to comply with its obligations under the Transfer Regulations.

14.9	Transferring Employees
The Seller agrees that if any of the individuals listed on the Employees List or the Non-Automatic Transfer Employees List ceases to be employed by the same Seller's Group Company prior to the Effective Time, excluding those instances where the dismissal process commenced prior to the Offer Date and the Buyer was made directly aware of this, the Seller shall notify the Buyer of this as soon as reasonably practicable, and, with the Buyer’s consent and co-operation (such consent and co-operation not to be unreasonably withheld or delayed), it will use reasonable endeavours to recruit a replacement employee to fill such position in the regular course of business.

14.10	Changes to Employees
It is agreed that the Seller shall notify the Buyer as soon as reasonably practicable with sufficient details where, between the period from the Offer Date to the Effective Time:

(a)
any person who is listed on the Employees List or the Non-Automatic Transfer Employees List ceases (or shall cease before the Effective Time) for any reason to be employed by the Seller or a Seller's Group Company in the United Kingdom, France, Germany, Austria, Belgium, Netherlands, Portugal or Poland, excluding those instances where the dismissal process commenced prior to the Offer Date and the Buyer was made aware of this (it being understood that the Seller shall not, and shall procure that no Seller's Group Company shall, unilaterally dismiss any person who is listed on the Employees List or the Non-Automatic Transfer Employees List, save for (i) misconduct or gross misconduct and (ii) save for those instances where the dismissal was in progress prior to the Offer Date and the Buyer was made aware of this, or (iii) with the Buyer's consent, such consent not to be unreasonably withheld or delayed);

(b)	any person who is listed on the Employees List or the Non-Automatic Transfer Employees List has given or received notice of termination; and

(c)
any person is employed or will become employed by the Seller or a Seller's Group Company in the United Kingdom, France, Germany, Austria, Belgium, Netherlands, Portugal or Poland in connection with the Business in accordance with clause 14.9 above, and shall update the Employees List or the Non-Automatic Transfer Employees List accordingly. The Buyer and the Seller also agree that Katia Collins and Andreas Van der Stap are included on the Employee List.

14.11	Time limit
Neither the Seller nor the Buyer shall be permitted to bring a claim under clauses 14.2 to 14.6 inclusive unless notice of the claim is given prior to the date which is eighteen (18) months from the Completion Date.

15.	RETIREMENT BENEFIT PLANS
The provisions of Schedule 8 apply in relation to retirement benefit plans.

16.	ACCESS TO INFORMATION AND EMPLOYEES AND USE OF NAMES

16.1	Obligations to pass on information received
The Seller must ensure that any notice, correspondence, information, order or enquiry which in whole or in part concerns the Business and is received by a Seller's Group Company after Completion, is promptly passed on to the Buyer. The Buyer must ensure that any notice, correspondence, information, order or enquiry which in whole or in part concerns the Retained Assets or Retained Obligations and is received by a Buyer's Group Company after Completion is promptly passed on to the Seller.

16.2	Use of names
The Buyer grants a limited, non-exclusive right to the Seller's Group, on a royalty-free basis, for the eighteen (18) months following the Completion Date, to use the Transferred Names and the UPCs to the extent necessary to allow the Seller's Group to market, distribute and sell any inventory which does not form part of the sale under this Agreement but otherwise makes reference to the Transferred Names and uses the UPCs on all or some of its labels and packaging, advertising, marketing, sales and promotional materials, and to perform its obligations under the Transitional Services Agreement and the Reverse Services Agreement.

16.3	Restriction on the use of names
Subject to clause 16.2, the Seller shall, at its own cost, procure, as soon as reasonably practicable following Completion, that:

(a)
the name of each Seller's Group Company which incorporates any of the Transferred Names be changed, and the Seller shall provide the Buyer with a copy of the certificate(s) of incorporation on change of name (or any equivalent document) when effected;

(b)	neither the Seller nor any member of the Seller's Group shall use any mark, logo, name, symbol or design used in the Business; and

(c)
except as required by applicable law or regulation, all references to the Business (including to the Transferred Names and UPCs) be removed from the websites under any domain names retained by the any member of the Seller’s Group, together with all hypertext links to websites relating to the Business.

16.4	Access obligations of the Seller

(a)	In the period between Signing and Completion, the Seller shall procure that the Buyer and its agents shall be allowed:

(i)
reasonable access to, and to take copies of (at the Buyer's sole expense), the books, records and documents of or relating in whole or in part to the Business, including to the extent specified in Schedule 16 (Pre-Completion diligence); and

(ii)
reasonable access to the directors and senior employees of the Seller's Group Companies who are involved with the Business (who shall be instructed to give all such information, assistance and explanations as the Buyer or any person acting on the Buyer's behalf may reasonably request).

(b)
In the period between Signing and Completion, the Seller shall procure that the Buyer and its agents shall be allowed reasonable access to the employees of the Seller's Group Companies who are listed on the document with index number C attached to the Disclosure Letter and who are partially but not wholly or mainly involved with the Business, to discuss their potential employment in the Seller's Group following Completion.

(c)	Any access granted pursuant to clause 16.4(a) or 16.4(b) shall only be permitted:

(i)
within normal working hours and at such times as Anuj Madhok (or such other person notified by the Seller to the Buyer as having responsibility for co-ordinating such access from time to time) may have agreed in advance (such agreement not to be unreasonably withheld or delayed);

(ii)
in relation to clause 16.4(a), to the extent reasonably required by the Buyer to plan for (a) the integration of the Business into the Buyer's Group, (b) the raising of new indebtedness for the Buyer's Group or the Business or the syndication of existing indebtedness or equity, or (c) any roll out of a management incentive plan to take effect from on or after Completion;

(iii)	in relation to clause 16.4(b), to the extent reasonably required by the Buyer to plan to potentially employ in the Seller's Group any such employees following Completion; and

(iv)
provided that access shall not give the Buyer or its agents any right to give instructions or otherwise interfere with the management and conduct of the Business and is otherwise subject to the legal, regulatory and compliance obligations of the Business.

16.5	Access obligations of the Buyer
Following Completion, the Buyer shall, upon the request of the Seller, require the Employees and Non-Automatic Transfer Employees to make themselves available and cooperate in all reasonable respects (taking into account the needs and requirements of the Business for their services) with the Seller and other Seller's Group Companies in the preparation for, and defence of, any Proceeding or other dispute made or claimed against any Seller's Group Company or any of their respective agents, directors, officers and employees, whether currently pending or asserted in the future, concerning the operation or conduct of the Business prior to the Effective Date; provided, however, that the obligations of the Buyer under this clause 16.5 shall extend only to the Employees who remain employees of the Buyer (or a Buyer's Group Company) as of the date of the Seller's request and shall not apply to former employees of the Buyer (or a Buyer's Group Company) who have ceased to be employed by the Buyer's Group prior to such date and shall not obligate the Buyer (or any Buyer's Group Company) to continue the employment of any Employee. The Seller shall reimburse the relevant Buyer's Group Company for their reasonable costs (including allocated costs of employee time) of providing the services pursuant to this clause 16.5.

17.	DATA PROTECTION
The Buyer undertakes that, on receipt of the Transferred Data, it shall duly observe all of its obligations as a Data Controller (as defined in section 1 of the Data Protection Act 1998) under the Data Protection Act 1998.

18.	CONFIDENTIALITY

18.1	Seller's confidentiality obligations
The Seller must:

(a)	not disclose or use the Buyer's Confidential Information unless it has first obtained the Buyer's permission; and

(b)	ensure that no Seller's Group Company discloses or uses the Buyer's Confidential Information unless it has first obtained the Buyer's permission.

18.2	Buyer's confidentiality obligations
The Buyer must:

(a)	not disclose or use the Seller's Confidential Information unless it has first obtained the Seller's permission; and

(b)	ensure that no Buyer's Group Company discloses or uses the Seller's Confidential Information unless it has first obtained the Seller's permission.

18.3	Both parties' confidentiality obligations
Each party must:

(a)	not disclose information relating to the negotiation, existence or provisions of a Transaction Document unless:

(i)	it has first obtained the other party's permission; or

(ii)	permitted under clause 19; and

(b)	ensure that no member of its Group discloses information relating to the negotiation, existence or provisions of a Transaction Document unless it has first obtained the other party's permission.
Without prejudice to any other provision of this Agreement, each party acknowledges that both Buyer's Confidential Information and Seller's Confidential Information may be disclosed to the other party in giving effect to this Agreement and transferring the Business and agrees not to disclose or use such information unless it has first obtained the other party's permission.

18.4	Permitted disclosures
Clauses 18.1, 18.2 and 18.3 do not apply to a disclosure or use of information if:

(a)	the disclosure or use is required by applicable law, a court of competent jurisdiction, a competent judicial, governmental, supervisory or regulatory body or a Notified Body;

(b)	the disclosure or use is required by a rule of a stock exchange or listing authority on which the shares or other securities in a member of the disclosing person's Group are listed or traded;

(c)	the disclosure is made to the directors, officers or senior employees of a member of the disclosing person's Group for the purpose of ensuring compliance with the terms of a Transaction Document;

(d)
the disclosure or use is required for the purpose of legal proceedings arising out of a Transaction Document or the disclosure is required to be made to a Tax Authority in connection with the Tax affairs of a member of the disclosing person's Group;

(e)
the disclosure is made to a professional adviser of the disclosing person, in which case the disclosing person is responsible for ensuring that the professional adviser complies with the terms of clause 18 as if it were a party to this Agreement;

(f)
the disclosure is made by either the Buyer or a Buyer’s Group Company to: (i) any member of the Buyer’s Group or to any of their respective direct or indirect shareholders, partners, managers, investors or potential investors in any connected fund; and (ii) to any employees of the foregoing; provided, in each case, that the Buyer remains liable for any breach of the confidentiality obligations set out in this Agreement; or

(g)
the disclosure is made by the Buyer to any bank or financial institution in connection with the financing or refinancing (whether in whole or in part) by the Buyer of the acquisition of the Business; provided, in any such case, the Buyer remains liable for any breach of the confidentiality obligations set out in this Agreement.

18.5	Consultation required before a permitted disclosure
The Buyer or Seller may only make a disclosure in the circumstances contemplated by clause 18.4(a) or (b) if, before making the disclosure, it has consulted with the other party and taken into account the other party's requirements as to the timing, content and manner of making the disclosure to the extent it is permitted to do so by applicable law or regulation and to the extent it is reasonably practicable to do so.

18.6	Termination of Confidentiality Agreement
With effect from Completion the Confidentiality Agreement terminates,

19.	ANNOUNCEMENTS

19.1	Permission of other party generally required
With the exception of the Announcement which shall be made on the date hereof (or on such other date as may be agreed) and subject to clause 19.2, a party must not:

(a)	make or send; or

(b)	permit another person to make or send on its behalf,
a public announcement or circular regarding the existence or the subject matter of a Transaction Document, unless it has first obtained the other party's permission (that permission not to be unreasonably withheld, delayed or subject to an unreasonable condition). For the avoidance of doubt, an internal announcement made by a party to its own employees shall not constitute a public announcement for the purposes of this clause 19.1.

19.2	Circumstances in which permission of other party is not required
Clause 19.1 does not apply to any announcement or circular which is required (as determined in the best judgement of the Seller, in the case of any U.S. Securities and Exchange Commission disclosure) by:

(a)	applicable law, a court of competent jurisdiction or a Competent Authority (including the U.S. Securities and Exchange Commission); or

(b)	a rule of a stock exchange or listing authority on which the shares or other securities of a Seller's Group Company or a Buyer's Group Company are listed or traded.

20.	COVENANTS

20.1
The Seller shall not, and shall procure that none of its subsidiary undertakings from time to time (together, the "Downstream Seller's Group") shall, for a period of three years from the Completion Date, directly or indirectly:

(a)	subject to clause 20.2, carry on, be engaged in or be economically interested in any business which is in competition with the Business as carried on at Completion (a "Restricted Business"); or

(b)
induce or seek to induce any Buyer's Group Company employee to become employed whether as employee, consultant or otherwise by any Downstream Seller's Group Company. The placing of an advertisement of a post available to the public generally and the recruitment of a person through an employment agency shall not constitute a breach of this clause 20 provided that no Downstream Seller's Group Company encourages or advises such agency to approach any Buyer's Group Company employee.

20.2	The restriction in clause 20.1(a) does not prevent the Downstream Seller's Group from:

(a)
acquiring an interest in a Restricted Business as part of an acquisition (whether by share acquisition, asset acquisition, merger or any structure which has similar effect) of a business in respect of which no more than 15 per cent. of the acquired business' total net revenue (as shown in the most recent relevant audited annual accounts) is generated as a result of it owning any Restricted Business;

(b)
holding shares in a listed company when no Downstream Seller's Group Company exercises, directly or indirectly, any management function in the company concerned or any material influence in that company, which shall be taken to be the case if the shares do not confer more than five per cent of the votes which would normally be cast at a general meeting of the company;

(c)
holding any securities or having any interest in any person (for the avoidance of doubt not being a member of the Downstream Seller's Group) where the main activity of such person is to make, select, hold or management investments in start-up or other businesses or having any interest in any investment made, selected, held or managed by such person, provided that:

(i)	no member of the Downstream Seller's Group is able to control or direct such person with respect to the selection or making of such investments; and

(ii)	no member of the Downstream Seller's Group is able to control or direct the management of any investment so made; or

(d)	carrying out its obligations in connection with the Transitional Services Agreement.

20.3
Without prejudice and subject to any applicable terms of the Transitional Services Agreement, the Seller shall, and shall procure that any relevant Seller's Group Companies shall, use its best endeavours as of the Effective Date to assist the Buyer and the Buyer's Group Companies to obtain:

(a)
applicable authorisations which are material to the research, development, testing, manufacture, handling, labelling, packaging, storage, supply, promotion, distribution, marketing (including the Marketing Authorisations), commercialisation, importation, export, safety and sale of the Topaz Portfolio of Products and otherwise to enable the Business to be conducted as presently conducted; and

(b)	applicable authorisations in France which are material to the ATU Business, which are currently held by the Seller or any Seller's Group Company.

21.	ASSIGNMENT

21.1
The Buyer is not permitted to assign, charge or otherwise dispose of any of its rights or benefits under this Agreement or grant or create any third party interest in any of its rights under this agreement (including holding an interest on trust for another) without the prior permission of the Seller, except:

(a)	the Buyer may assign to any Buyer's Group Company and/or to any third party which is a successor in title to the Buyer in respect of all or a material part of the Business or Assets; and

(b)
the Buyer or any Buyer’s Group Company (as applicable) may charge and/or assign the benefit of this Agreement to any bank or financial institution or other person (a "Funding Party") by way of security for the purposes of or in connection with the financing or refinancing (whether in whole or in part) of the acquisition of the Business and the Assets. Any Funding Party may at any time assign its rights under this Agreement to any person who has purchased, directly or indirectly, all or a material part of the Business or Assets or substantially all the assets of the Buyer's Group pursuant to the enforcement, by such Funding Party, of its security.

21.2	Notwithstanding clause 2.4, clause 9.5 or clause 21.1, neither the Seller nor any Relevant Seller's Group Company shall incur any greater liability (including, but not limited to, liability under clause 26 (Gross up)) than it would have had to the Buyer had the nomination or assignment not taken place.

22.	NOTICES AND CLAIMS FOR PAYMENT

22.1	Method of giving a notice or other communication
A notice, permission or other communication under or in connection with this Agreement must be:

(a)	in writing;

(b)	in English;

(c)	signed by or on behalf of the person giving it; and

(d)
delivered by hand or sent by recorded delivery post or by fax or by email to the relevant party to the contact, address and fax number set out in clause 22.3 (or if otherwise notified by the relevant person under clause 22.7 to such other contact, address or fax number as has been so notified).

22.2	Notice not properly given unless copy also given
In the case of notices only, a copy of any notice sent to a party under or in connection with this Agreement must be delivered by hand or sent by recorded delivery post or by fax to the person ("copy recipient") indicated in clause 22.3, to the contact, address and fax number set out in clause 22.3 (or if otherwise notified by the relevant person under clause 22.7 to such other copy recipient or such other contact, address or fax number as has been so notified). A notice given to a party is not duly given until both the notice and the copy is given in accordance with this clause 22.

22.3	Addresses
The contact, address and fax number for each party and copy recipient is (unless otherwise notified under clause 22.7):

(a)	in the case of the Seller as follows:

Address:	Fourth Floor, Connaught House, One Burlington Road, Dublin 4, Ireland
Fax:    +353 1 634 7850
Email:    #######.######@##########.###
Attention:    General Counsel,
with, in the case of notices only, a copy to Hogan Lovells International LLP, as follows:
Address:    Atlantic House, Holborn Viaduct, London, EC1A 2FG, United Kingdom
Fax:    020 7296 2001
Attention:    Tom Brassington;

(b)	in the case of the Buyer, as follows:
c/o Essex Woodlands Management, Inc.
Address:    Berkeley Square House, Berkeley Square, London W1J 6BR
Email:    ####@####.### and ###########@###########.###
Attention:    #### ##### and ##### ######,
with, in the case of notices only, a copy to the Buyer's Solicitors, as follows:
Address:    White & Case LLP
5 Old Broad Street
London
EC2N 1DW

Fax:    +44 20 7532 1001
Email:    #######.#####@#########.###
Attention:    Richard Youle.

22.4	Time that notice or communication is deemed given
Unless there is evidence that it was received earlier, and except as set out in the final sentence of clause 22.2, a notice or other communication that complies with clause 22.1 and 22.2 is deemed given:

(a)	if delivered by hand, at the time of delivery, except as provided in clause 22.5;

(b)	if sent by recorded delivery post, at 9.00 am on the second Business Day after the day of posting;

(c)	if sent by fax, at the time of its transmission, except as provided in clause 22.5; and

(d)	if sent by email, at the time when it is received on the recipient's computer, except as provided in clause 22.5.

22.5	Effect of delivery by hand or fax or email after 6.00 pm or on a non-Business Day

(a)
If deemed delivery under clause 22.4 of a notice or other communication delivered by hand or sent by fax or email occurs before 9.00 am on a Business Day, the notice or other communication is deemed delivered at 9.00 am on that day.

(b)
If deemed delivery under clause 22.4 of a notice or other communication delivered by hand or sent by fax or email occurs after 6.00 pm on a Business Day or on a day which is not a Business Day, the notice or communication is deemed to have been given at 9.00 am on the next Business Day.

22.6	Relevant time of day
In this clause, a reference to time is to local time in the country in which the recipient of the notice or communication is located.

22.7	Notification of change in notice details
A party may notify the other party of a change to any of the details for it or its copy recipient referred to in clause 22.3. The notice must comply with the terms of clause 22.1 and 22.2 and must state the date on which the change is to occur. That date must be on or after the fifth Business Day after the date on which the notice is delivered.

22.8	Claims for payment
Unless this Agreement provides otherwise, where a party wishes to make a claim for payment under any indemnification provision set out in this Agreement (including, for these purposes, any claim for payment under the Appendix to this Agreement) (an "Indemnity Payment Claim") it must first serve a written notice on the other party setting out the amount claimed and a description in reasonable detail of the facts and circumstances supporting the party's claim. The parties agree to negotiate in good faith for a period of 30 days, commencing from the date the receiving party receives any such written notice, with a view to agreeing the amount payable (if any) pursuant to any such Indemnity Payment Claim. If, at the expiry of any such thirty (30) day period, the parties have failed to reach agreement on any amount payable, the amount payable (if any) will be resolved in accordance with clause 35.2.

23.	PAYMENTS
Unless otherwise provided herein, all payments required to be made under or by reason of the terms of this Agreement shall be made by wire transfer in non-reversible funds to the bank account of the relevant party specified below or such other account as shall be designated by such party in a written notice to the other party.
Buyer:
In each instance, the reference should be 4484468-0002

White & Case client account for USD:
Account name: White & Case LLP Clients Account
Bank: National Westminster Bank Plc
Bank Address: City of London Office, 1 Princes Street, EC2R 8PA
Account Number: ########
Sort Code: ##-##-##
IBAN: GB67 NWBK 6073 0104 0388 51
SWIFTBIC: NWBK GB 2L

White & Case client account for GBP:
Account name: White & Case LLP Clients Account
Bank: National Westminster Bank Plc
Bank Address: City of London Office, 1 Princes Street, EC2R 8PA
Account Number: ########

Sort Code: ##-##-##
IBAN: GB57 NWBK 6000 0197 6093 90
SWIFTBIC: NWBK GB 2L

White & Case client account for EURO:
Account name: White & Case LLP Clients Account
Bank: National Westminster Bank Plc
Bank Address: City of London Office, 1 Princes Street, EC2R 8PA
Account Number: ########
Sort Code: ##-##-##
IBAN: GB97 NWBK 6072 1408 0585 39
SWIFTBIC: NWBK GB 2L

Seller:
Account name: Jazz Pharmaceuticals Plc
Bank: JP Morgan Chase Bank N.A.
Bank address: 25 Bank Street, Canary Wharf, London E14 5JP
Account number: ########
IBAN: GB49CHAS60924241037446
Swift code: CHASGB2L

24.	FURTHER ASSURANCE
The Seller must, and must use all reasonable endeavours to ensure that any necessary third party will, execute all documents and do all acts and things as the Buyer reasonably requires for the purpose of giving the Buyer the full benefit of all the provisions of this Agreement.

25.	COSTS
Except where this Agreement or another Transaction Document provides otherwise, each party must pay its own costs incurred in connection with the negotiation, preparation, execution and implementation of each Transaction Document.

26.	GROSS UP

26.1	All sums payable by either party under this Agreement shall be paid free and clear of all deductions or withholdings of any kind, save only as may be required by law.

26.2
If any deduction or withholding is required as stated in clause 26.1 (save in respect of interest under clause 27 of this Agreement), the payer shall pay to the payee such sum as will after such deduction or withholding has been made leave the payee with the same amount as it would otherwise have received in the absence of any such requirement to make a deduction or withholding.

26.3
To the extent that any deduction or withholding in respect of which an additional amount has been paid under clause 26.2 results in the payee obtaining a Relief, the payee must pay to the payer, within ten (10) Business Days of the use or set off of the Relief, an amount equal to the lesser of the Tax saved as a result of such use or set off and the additional sum paid under clause 26.2, provided that the payee will not be obliged to pay to the payer an amount in excess of the amount which will leave it (after that payment) in the same after Tax position as it would have been in had there been no payment under this Agreement in respect of which such deduction or withholding arose.

26.4
If any sum payable by either party under this Agreement other than the Purchase Price paid (the "original payment") is subject to Tax in the hands of the payee, the payer shall be obliged to pay to the payee such additional amount (the "additional payment") as will ensure that, after the payment of the Tax so charged on the original payment and any Tax chargeable on the additional payment, there shall remain a net sum equal to the amount of the original payment. Such additional payment shall be paid three Business Days after the payee has served notice that Tax on the original payment has become due and payable, or would have become due and payable but for the availability of any Relief.

27.	INTEREST ON LATE PAYMENT
If a party fails to pay an amount required to be paid under this Agreement when it is due (a "Due Amount"), that party must pay interest on the Due Amount from and including the due date for payment up to and including the date of actual payment at the rate per year of 5 per cent. above the base lending rate from time to time of Barclays Bank plc. This rate applies to any period after a judgment as well as before a judgment. Interest accrues on a daily basis.

28.	VARIATION AND AMENDMENTS
A variation or amendment of this Agreement is valid only if it is in writing and signed by a party or signed on its behalf by its authorised representative.

29.	WAIVER
Except in the circumstances set out in Schedule 5, failure to exercise, or a delay in exercising, a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents the further exercise of the right or remedy or the exercise of another right or remedy. A waiver of a breach of this Agreement does not constitute a waiver of a subsequent or prior breach of this Agreement.

30.	COUNTERPARTS
This Agreement may be entered into in any number of counterparts and any party may enter into this Agreement by executing any counterpart. A counterpart constitutes an original of this Agreement and all executed counterparts together have, when each party has executed a counterpart, the same effect as if each party had executed the same document.

31.	EFFECT OF COMPLETION
Each obligation under this Agreement which has not been fully performed by Completion remains in force after Completion.

32.	ENTIRE AGREEMENT AND LOCAL AGREEMENTS

32.1	Entire agreement
The Confidentiality Agreement and the Transaction Documents together set out the entire agreement between the parties in respect of the Transactions and supersede any previous agreement or arrangement between the parties relating to the subject matter of the Transactions.

32.2	No reliance on a statement outside this Agreement
The Buyer agrees and acknowledges that it has not relied on or been induced to enter into a Transaction Document by a warranty, statement, representation or undertaking which is not expressly included in a Transaction Document.

32.3	Buyer's only remedy is damages for breach of contract under this Agreement

(a)
The Buyer has no claim or remedy in respect of a warranty, statement, misrepresentation (whether negligent or innocent) or undertaking made to it by or on behalf of the Seller in connection with or relating to a Transaction which is not expressly included in a Transaction Document.

(b)
The only claim or remedy that is available to the Buyer in respect of a warranty, statement, misrepresentation (whether negligent or innocent) or undertaking made to it by or on behalf of the Seller is a claim for damages for breach of this Agreement and not termination, rescission, damages in tort, damages under statute or any other remedy.

32.4	Local agreements
To the extent that there is any conflict or inconsistency between the terms of this Agreement and the terms of any Local Transfer Document, the Buyer and the Seller each agree that the terms of this Agreement shall take precedence.

32.5	Clause does not apply in the event of fraud
Nothing in this clause 32 limits or excludes liability arising as a result of fraud or wilful misconduct.

33.	INVALIDITY
If a provision of this Agreement is found to be illegal, invalid or unenforceable, then to the extent it is illegal, invalid or unenforceable, that provision will be given no effect and will be treated as though it were not included in this Agreement, but the validity or enforceability of the remaining provisions of this Agreement will not be affected.

34.	THIRD PARTY RIGHTS

34.1	Exclusion of Contracts (Rights of Third Parties) Act 1999, subject to exceptions
Except as provided in clause 34.2, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce this Agreement.

34.2	Exceptions to exclusion of Contracts (Rights of Third Parties) Act 1999
The following persons (each a "Third Party") may enforce the following terms of this Agreement subject to and in accordance with the terms of this Agreement and the Contracts (Rights of Third Parties) Act 1999:

(a)	a Seller's Group Company, other than the Seller, may in its own right enforce the obligations of the Buyer contained in clauses 7.5(b), 18.2 and 19;

(b)	a present or former officer, adviser, director or employee of a Seller's Group Company or the Business may in its own right enforce the Buyer's undertaking contained in clause 7.5(b);

(c)	a Relevant Seller's Group Company may in its own right enforce any rights given by and to the Seller on behalf of such Relevant Seller's Group Company in accordance with clause 9.5;

(d)	a Nominated Buyer Company may in its own right enforce any rights given by and to the Buyer on behalf of such Nominated Buyer Company in accordance with clause 9.5;

(e)	an Employee may in his or her own right enforce the obligations of the Seller contained in clause 7.5(a).

34.3	Termination and variation without Third Party permission
This Agreement may be rescinded or terminated and a term may be amended or waived without the permission of a Third Party even if that takes away a right which the Third Party would otherwise have.

34.4	Seller's permission required for enforcement
No Third Party may enforce any obligations pursuant to this Agreement by virtue of the Contracts (Rights of Third Parties) Act 1999 and clauses 34.2(a) and (b) without the prior written permission of the Seller. The Seller's permission may, if given, be given on and subject to any terms and conditions that the Seller wishes.

34.5	Assignment of rights under Contracts (Rights of Third Parties) Act 1999
No Third Party may, without the prior permission of the Buyer and the Seller, assign, charge or otherwise dispose of any of its rights under this Agreement or grant or create any third party interest in its rights under this Agreement (including holding an interest on trust for another).

35.	GOVERNING LAW AND ARBITRATION

35.1	Governing law
This Agreement, the arbitration clause contained in it, all the documents referred to in it which are not expressed to be governed by another law, and all non-contractual obligations arising in any way whatsoever out of or in connection with this Agreement or any such documents are governed by, construed and take effect in accordance with English law.

35.2	Arbitration
Any dispute (including as to the amount payable pursuant to any indemnification provisions) arising out of or in connection with this Agreement and/or any of the Transaction Documents (excluding the Transitional Services Agreement and the Reverse Services Agreement, which include their own dispute procedure), including any question regarding their existence, validity or termination, shall be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be three (3). The seat, or legal place, of arbitration shall be London. The language to be used in the arbitral proceedings shall be English. The parties shall each be entitled to nominate one (1) arbitrator. The two party-nominated arbitrators shall nominate the third arbitrator (who shall act as Chairman of the tribunal) within thirty (30) days of the appointment by the LCIA Court of the second party-nominated arbitrator, failing which, the third arbitrator shall be appointed by the LCIA Court.

35.3	Multiple disputes

(a)
If multiple disputes arise out of or in connection with this Agreement and one or more of the Transaction Documents to which the Seller and/or any Seller's Group Company on the one hand and the Buyer and/or any Buyer's Group Company on the other hand are party (each a "Related Agreement"), then any or all such disputes may be determined in a single arbitration.

(b)
At any time prior to the commencement of the oral phase of the first of any arbitrations commenced under any of the Related Agreements, the tribunal in such arbitration (the "First Tribunal") shall order consolidation of any existing or pending arbitrations commenced under any of the Related Agreements where:

(i)	the existing or pending arbitrations relate to substantially similar questions of law or of fact;

(ii)	none of the parties would be unduly prejudiced; and

(iii)	consolidation under these circumstances would not result in undue delay for any existing or pending arbitration.

(c)	The tribunal in such a consolidated arbitration shall be selected as follows:

(i)	the parties to the consolidated arbitration shall agree on the composition of the tribunal; or

(ii)
failing such agreement within thirty (30) days of consolidation being ordered by the First Tribunal, the LCIA Court will appoint all members of the tribunal within thirty (30) days of a written request by any of the parties to the consolidated arbitration.

(d)
The parties agree that upon consolidation, they will promptly dismiss any arbitration brought under any Related Agreement, the subject of which has been consolidated into another arbitration in accordance with this clause.

35.4	Injunctive relief
Nothing in this clause or in Sections 44(4) and 44(5) of the 1996 Arbitration Act or Article 25.3 of the LCIA Rules shall limit the right of the parties to seek, at any time, relief intended to preserve the status quo or other interim measures, including preliminary injunctions, from any court of competent jurisdiction or the arbitral tribunal.

35.5	Service of process
A document which starts or is otherwise required to be served in connection with any legal action or proceedings relating to a dispute ("Process Document") may be served in the same way as notices in accordance with clause 22. This clause does not prevent a Process Document being served in another manner permitted by law.

35.6	Appointment of agent for service

(a)	The Seller must at all times maintain an agent for service of process in England and Wales.

(b)
The Seller appoints EUSA Pharma (Europe) Limited of Wing B, Building 5700, Spires House, John Smith Drive, Oxford Business Park South, Oxford, OX4 2RW as its agent to accept service of any Process Document in England.

(c)	Any Process Document will be sufficiently served on the Seller if delivered to its agent at its address for the time being.

(d)
A party must not revoke the authority of its agent. If the agent ceases to be able to act as such or to have an address within the jurisdiction of the English courts, the party concerned must promptly appoint another agent (with an address for service within the jurisdiction of the English courts).

(e)	Each party must notify the other within fourteen (14) days of any change in the identity or address of its agent for service of process.

(f)	This clause 35.6 does not prevent a Process Document being served in another manner permitted by law.
EXECUTED by the parties

Signed by __________________________ for and on behalf of Jazz Pharmaceuticals PLC	) ) )	/s/ Patricia Carr

Signed by __________________________ for and on behalf of Essex Bidco Limited	) ) )	/s/ Emma Johnson